Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

Wave Systems Corp. (the “Buyer”)

Safend Ltd. (the “Company”)

the Shareholders on Exhibit A hereto (the “Selling Shareholders”)

and

P. Weinberg &Co. (as the “Representative”)

Effective as of September 22, 2011

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TABLE OF CONTENTS

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(continued)

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THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 22, 2011 (the “Agreement Date”) by and among Wave Systems Corp., a Delaware corporation (“Buyer”), Safend Ltd., a company incorporated under the laws of Israel (the “Company”), each holder of Company Shares (as defined below) identified on Exhibit A attached hereto (each a “Selling Shareholder” and collectively, the “Selling Shareholders”), and P. Weinberg &Co., as Representative with respect to the provisions hereof which specifically refer to such Representative (the “Representative”).  Each of Company, Buyer and the Selling Shareholders shall be known herein as a “Party” and collectively as the “Parties.

RECITALS

A.            The parties intend that (i)  subject to the terms and conditions hereinafter set forth, Buyer shall purchase from the Selling Shareholders and the Selling Shareholders shall sell to Buyer all of the issued and outstanding share capital of the Company held by such Selling Shareholders (the “Share Purchase”) on the terms and subject to the conditions set forth in this Agreement and (ii) the Company shall cause the issued and outstanding capital stock of the Company held by the Designated Shareholders to be sold and transferred to Buyer pursuant to the Designated Shareholder Agreements.

B.            Certain Selling Shareholders have provided bridge loans to the Company, which pursuant to their terms entitle the lenders thereunder to receive certain preferences in repayment of their loans as a result of the Share Purchase, and Buyer has agreed to make available funds to the Company for repayment of such loans in accordance with their terms, which Company has directed shall be repaid directly by Buyer to such Selling Shareholders.

C.            Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each Key Employee (as defined herein) is executing and delivering to Buyer a non-competition agreement, which agreement shall become effective only upon and subject to the completion of the Closing.

D.            Buyer, the Company and the Selling Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Share Purchase and to prescribe various conditions to the Share Purchase.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

As used in this Agreement, the following terms shall have the meanings set forth below.  Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the second decimal place.

“$” means United States dollars.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, collectively, all federal, state, local or municipal laws, statutes, ordinances, regulations, and rules of the United States and the State of Israel, and all orders, writs, injunctions, awards, judgments and decrees (and any regulations promulgated thereunder) applicable to the assets, properties and business of the applicable company or entity.

“Balance Sheet Date” means December 31, 2010.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted or required to close in Israel or the State of New York.

“Buyer Common Stock” means the Class A Common Stock, par value of $.01, of Buyer.

“Buyer Common Stock Value” shall mean the average closing price for a share of Buyer Common Stock as quoted on the Nasdaq Global Market during the ten (10) Business Days prior to (but not including) the Closing Date.

“Closing” means as described in Section 2.3 hereto.

“Closing Date” means as described in Section 2.3 hereto.

“Closing Net Cash Amount”:  As of the close of business on the Closing Date, (a) the aggregate amount of the Company’s and its Subsidiaries’ cash and cash equivalents on hand or in bank accounts as of such date (and including deposits in transit and checks issued in favor of, and received by, the Company and each of its Subsidiaries as of such date, but not yet deposited as of such date) minus (b) the aggregate amount of outstanding and unpaid checks issued by the Company and each of its Subsidiaries as of such date, in each case determined in accordance with GAAP.

“Closing Net Working Capital” means, as of the close of business on the Closing Date, (a) the aggregate amount of current assets of the Company and its Subsidiaries as of such time (excluding prepaid income taxes, deferred income tax assets and the items in clause (a) of Closing Net Cash Amount) minus (b) the aggregate amount of current liabilities of the Company and its Subsidiaries as of such time (excluding (i) all accrued income taxes, (ii) deferred income tax liabilities, (iii) all Debt (iv) all Transaction Expenses; (v) the items in clause (b) of Closing Net Cash Amount, and (vi) Shareholders Debt; in each case determined in accordance with GAAP in a manner consistent with the Company’s 2010 audited consolidated financial statements, except that Closing Net Working Capital will in all cases include (A) an accrued liability of $25,076 representing the anticipated costs of completing 2010 and 2011 tax returns and (A) an accrued liability of $64,304 representing the anticipated payroll costs associated with the Liquidation Event Payment, excluding income tax

“Closing Net Working Capital Target” means $250,000.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the Company’s audited consolidated balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

“Company Business” means the business of the Company and the Subsidiary as presently conducted or as presently contemplated by the Company and the Subsidiary to be conducted.

“Company Disclosure Schedule” means the disclosure schedule dated as of the Agreement Date and delivered by the Company to Buyer on the Agreement Date listing any disclosures to be made pursuant to the representations and warranties of the Company herein under Article 3 hereof).

“Company Financial Statements” means (A) the Company’s audited consolidated balance sheet for year ended December 31, 2010 ; (B) the Company’s audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2010; (C) the Company’s unaudited consolidated balance sheet dated June 30, 2011; and (D) the Company’s unaudited consolidated statements of operations, shareholders’ equity and cash flows for the 6 months ended June 30, 2011.

“Company Intellectual Property” means all Intellectual Property that is owned by Company or any Subsidiary or that is Used in or held for Use in necessary for the conduct of Company Business.

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.10 or Section 3.11.

“Company Options” means any options to purchase shares of the Company’s ordinary shares.

“Company Products” means any and all products, Software or service offerings Used or proposed to be Used by Company or the Subsidiary including, without limitation, any products, Software or service offerings sold or marketed by Company or any Subsidiary (including any Company Websites), and any products, Software or service offerings under development by Company or any Subsidiary as of the Closing Date.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or applied for or registered in the name of, or exclusively licensed to, Company or any Subsidiary.

“Company Shares” shall mean all of the outstanding share capital of the Company.

“Company Software” means all Software that is owned by Company or any Subsidiary, or that is Used in or held for Use in for the conduct of the Company Business, including, all (i) programs Used in the sale, licensing or provision of Company Products to customers and/or end users, including any programs incorporated in, or integrated or bundled with, any Company Product, (ii) programs intended for license to customers and/or end users, and (iii) programs, libraries, modules and other materials used by Company or any Subsidiary in the development, design, construction and testing of any of the programs described in (i) or (ii) above.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Debt” of the Company and any Subsidiary means all indebtedness for borrowed money (excluding accounts payable and Shareholders Debt, but including long-term debt and any current portion of long-term debt and any amounts outstanding under any line of credit), obligations with respect to capital leases and obligations or indebtedness related to the factoring of receivables, including, in each case any interest accrued thereon and any fees, charges or penalties payable by the Company or any Subsidiary in connection with the pre-payment or re-payment of such indebtedness and/or obligations. Royalty obligations to the OCS shall not be considered Debt.

 “Designated Shareholder” means all of the holders of Company Shares that are not Selling Shareholders or Liquidation Event Participants.

“Designated Shareholder Agreement” means the agreements for the transfer of Company Shares entered into between the Company and each Designated Shareholder in the forms provided to the Buyer.

“Designated Shareholder Consideration” means the consideration payable to each Designated Shareholder pursuant to the Designated Shareholder Agreements.

“Encumbrance” means, with respect to any tangible or intangible asset (including without limitation, Company Shares), any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim or other encumbrance of any kind in respect of such asset, including with respect to any security, any adverse claim or third party right or interest, right of first refusal, preemptive right, or other right of third parties, whether voluntarily incurred or arising by operation of law, and including, without limitation, any agreements to give any of the foregoing in the future, and any contingent sale or other title retention agreement in the nature thereof.  For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal or state securities laws shall not represent an Encumbrance.

“Escrow Agent” means ESOP Management and Trust Services Ltd.

“Escrow Agreement” means that certain Escrow Agreement among the Buyer, the Representative and the Escrow Agent of even date herewith.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Expiration Date” means the date that is eighteen (18) months following the Closing Date.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means, with respect to any country, any: (a) federal, state, commonwealth, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal or other government; or (c) governmental or quasi governmental or regulatory authority of any nature (including any taxing authority, other governmental or administrative division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).

“Indemnifying Selling Shareholder” means all Selling Shareholders other than Middelfield Ventures, Inc., Brevan Howard Master Fund Limited and Intel Capital Corporation and Intel Capital (Cayman) Corporation.

“Indemnity Share” means, for a given Indemnifying Selling Shareholder, the percentage set forth on the Spreadsheet.

“Intellectual Property” means any and all of the following and all rights in, arising out of or associated therewith:  (i) all Israeli, United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all works of authorship, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (ix) all Software; (x) all content, text, graphics, images, audio, video, data, and Software included on or used to operate and maintain the Internet sites, including all data, documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, all programming code (source and object), subscriber and other data, archives, and server and traffic logs relating to Internet sites and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Investment Center” means the Investment Center of the Israeli Ministry of Industry, Trade and Labor.

 “Israeli Code” means the Income Tax Ordinance of Israel [New Version], 1961, as amended, and the rules and regulations promulgated thereunder.

“Israel Securities Law” means the Israel Securities Law, 1968, as amended, and the rules and regulations promulgated thereunder.

“ITA” means the Israel Tax Authority established pursuant to the Israeli Code.

“Key Employee” means each of Gil Sever, Edy Almer, Moshe Milman, Eyal Lerman, Jay Smilyk, Adam Carmi and Moni Bulocinic.

“Knowledge” An individual will be deemed to have “Knowledge” of a particular fact or matter if such individual is actually aware of such fact or other matter, after reasonable inquiry.   Company will be deemed to have “Knowledge” of a particular fact or other matter if any of Gil Severor Key Employees has Knowledge of such fact or matter.

“Liability” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Licensed Intellectual Property” means all Intellectual Property which Company or any Subsidiary is authorized or otherwise permitted to Use pursuant to an Inbound License identified in Section 3.10(b) of the Company Disclosure Schedule.

“Liquidation Event Payment” means the Special Liquidation Event Payment described in Article 7.1(e) of the Company’s current Articles of Association (the “Articles”) and the corresponding provisions of the loan agreements in respect of certain Shareholder Debt. “Liquidation Event Participants” means the persons entitled to participate in the Liquidation Event Payment, all of which are listed as such in the Spreadsheet.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, products, assets (including intangible assets), Intellectual Property, liabilities, business,  operations or results of operations of such entity and its subsidiaries, taken as a whole, other than any change, event, circumstance, condition or effect resulting from (A) changes in economic, financial market, regulatory or political conditions or acts of war or terrorism (whether or not formally declared) that generally affect the participants in the industries or markets in which the Company operates, and (B) changes in any Applicable Law or GAAP or the interpretation thereof, including changes resulting from the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board (FASB)(C) actions taken by the Company as expressly required by this Agreement, (D) any adverse change in the Company’s relationship with its customers, distributors and vendors that is directly attributable to the public announcement or implementation of the transactions contemplated by this Agreement (E) any failure, in and of itself, by the Company to meet internal projections or forecasts or published revenue or earnings’ predictions (but excluding any of the underlying reasons for, or factors contributing to, any such changes (but only, in the case of the foregoing clauses (A) and (B), to the extent that such changes or developments occur after the date hereof and do not have a disproportionate impact on the Company, taken as a whole, relative to the other participants in the industries in which it operates).

“Materiality Qualifiers” means qualifications as to materiality or Material Adverse Effect (or any similar qualification) in any representation or warranty set forth herein.

“NIS” means New Israel Shekels.

Not used

“OCS” means the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor.

“Off-the-Shelf Software” means all binary code Company Software that is commercially available off-the-shelf software with an acquisition cost of less than $1,500 per copy, seat, CPU, or named user.

“Ordinary Course of Business” means as described in Section 3.6(d)

“Other Selling Shareholders” means Middlefield Ventures, Inc., Brevan Howard Master Fund Limited and Intel Capital Corporation and Intel Capital (Cayman) Corporation.

“Otzar” means Bank Otzar Hachayal.

“Patents” means all patents, patent applications, continuations, extensions and foreign counterparts.

“Permits” mean all franchises, authorizations, consents, approvals, licenses, registrations, certificates, orders, permits or other rights and privileges issued by any Governmental Authority.

“Permitted Encumbrances” means (A) statutory liens for taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or other social security or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, repairers, servicers, bailees, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not  impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company Business.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Personal Data” means a natural person’s name, age, gender, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, customer or account number, marital status, health, economic status, professional training, personal beliefs, opinions or any other piece of information that allows the identification of a natural person or is included in the definition of “Information” under the Israeli Privacy Protection Law-1981 and applicable Israeli judicial precedent defining such term.

“Ratable Share” of any Selling Shareholder shall mean the fraction set forth opposite such Selling Shareholder’s name on the Spreadsheet.

“Publicly Available Software” means each of (i) any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models and (ii) any software that requires as a condition of use, modification, hosting, and/or distribution of such software, or of other software used or developed with, incorporated into, derived from, or distributed with such software, that such software or other software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributed, hosted or otherwise made available at no or minimal charge; or (D) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Registered Intellectual Property” means all Israeli, United States, international and foreign:  (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) registered domain names, URLs and other names and locators associated with the Internet and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority or other public legal authority.

“RTPA” means the Israeli Restrictive Trade Practices Act, 1988, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shareholder” means any holder of Company Shares.

“Shareholder Debt” means all indebtedness for borrowed money owed by the Company or the Subsidiary to one or more of the Shareholders.

“Software” means any and all (i) computer programs, systems, applications and code, including any and all software implementations of algorithms, models and methodologies and any and all source code, object code, development and design tools, applets, compilers and assemblers, (ii) databases and compilations, including any and all data and collections of data, whether machine readable, on paper or otherwise, (iii)  the technology supporting, and the contents and audiovisual displays of any Internet site(s) or search engines operated by or on behalf of Company or Subsidiary, and (iv) all documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Spreadsheet” means the spreadsheet to be attached as Schedule 3.3(d) of the Company Disclosure Schedule, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date, the following factual information relating to holders of Company Shares: (A) the names of all of the Shareholders and their addresses and U.S. taxpayer identification numbers or Israeli identification numbers (as applicable); (B) the number of Company Shares held by the Shareholders and the respective share certificate numbers; (C) the  Ratable Share of each Selling Shareholder and Liquidation Payment Participant and the calculation of the Total Consideration payable to each Selling Shareholder in respect of his, her or its shares of Company Stock and the calculation of the Total Consideration payable to each Selling Shareholder in respect of his, her or its  Shareholder Debt, indicating whether such payment shall be in cash or in shares of Buyer Common Stock (D) each Shareholder’s share (expressed both as a percentage and a number of shares of Buyer Common Stock) of the Escrow Shares, (E) Shareholder Debt, as referenced in the Certificate of Debt (F) the total amount of Transaction Expenses payable to each creditor set forth on the Transaction Expense Certificate, (G) the total amount of Designated Shareholder Consideration payable to each Designated Shareholder) and (H) the amount of shares of Buyer Common Stock or cash payable to each Liquidation Event Participant pursuant to the Liquidation Event Payment.

“Straddle Period” means any taxable period that begins on or prior to the Closing Date and ends after the Closing Date.

“Subsidiary” means Safend Inc., a Pennsylvania corporation.

“Tax” (and, with correlative meaning, “Taxes”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty and import and export taxes, provincial health insurance plan premiums, employer health tax, United States or other government pension plan contributions, employment insurance premiums, workman’s compensation, national insurance (‘bituach leumi’), national health insurance (‘bituach briyut’) and other payroll taxes, deductions at source, non-resident withholding, social service provincial sales and goods and services taxes, including estimated taxes, countervail and anti-dumping fees and taxes, all licenses and registration fees, escheat, any related penalties, or other tax, governmental fee or other like assessment, reassessment or charge, duties, impositions and liabilities of any kind whatsoever, together with any interest, linkages differences (‘hefreshei hatzmada’) or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax, (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” means all returns, declarations, reports, estimates, and information statements and returns required or permitted to be filed with a Governmental Authority relating to Taxes, including, but not limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents’ reports (federal, state, foreign, municipal or local) and settlement documents, and any exhibits or schedules attached to any of the foregoing.

“Total Cash Consideration” means (i) $1,100,000 less the aggregate amount of all cash payments made by the Buyer at the Closing pursuant to Sections 2.1(c)(ii), 2.1(c)(iv), and the cash portion of the payment under Section 2.1(c)(v).

“Total Consideration” means (i) $13,500,000, minus (ii) the amount, if any, by which the Closing Net Working Capital Target exceeds the Estimated Closing Net Working Capital, plus (iii) the Estimated Closing Net Cash Amount, minus (iv) the Estimated Closing Debt ( for the avoidance of doubt, other than the Shareholder Debt), minus (v) the Estimated Transaction Expenses, minus (vi) the aggregate amounts payable in respect of the Liquidation Event Payment (as set forth in the Spreadsheet), minus (vii) the aggregate amounts of the Designated Shareholder Consideration (as set forth in the Spreadsheet).  The Total Consideration is subject to adjustment pursuant to Section 2.2 and Section 8.10.

“Total Stock Consideration” means a number of whole shares of Buyer Common Stock (rounded down or up to the nearest whole share) equal to the result of (a) Total Consideration, minus (b) the Total Cash Consideration, divided by (c) Buyer Common Stock Value.

“Trademarks” mean all trade names, registered and unregistered trademarks, service marks or applications of Company.

“Transaction Documents” means this Agreement, and such other instruments and agreements required by the Agreement to be executed and delivered hereunder.

“Transaction Expenses” means all out-of-pocket costs and expenses incurred by, or to be paid by, the Company in connection with the Share Purchase and this Agreement and the transactions contemplated hereby, including, without limitation, any (i) fees and expenses of legal counsel, financial advisors, investment bankers and accountants, (ii) any bonus or other payments made to employees, consultants, officers or directors of the Company in connection with the transactions contemplated by this Agreement, excluding the Liquidation Event Payment.

“Use” or “Used” means to use, make, have made, develop, market, sell, offer to sell, import, transfer, practice, license (or sublicense), transmit, broadcast, catalog, select, coordinate, arrange, reproduce, perform, display, modify, create derivative works based upon, distribute (electronically or otherwise) and disclose.

“VAT” means value added or equivalent Taxes with respect to any applicable jurisdiction or transaction.

“Vest” shall mean, with respect to an option or warrant, such option or warrant being or becoming exercisable for shares of Company Shares, including without limitation as a result of any acceleration of exercisability as result of the transactions contemplated by this Agreement; and “Vested”, with respect to an option or warrant, refers to shares underlying the portion of the option or warrant that is exercisable for shares of Company Shares.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2

THE SHARE PURCHASE

2.1.          Agreement to Sell and Purchase Shares.

(a)           Effect on Company Shares.  At the Closing, each holder of Company Shares shall sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from such holder, free and clear of any Encumbrance and with the benefits of all rights whatsoever attaching or accruing to such shares on or after the Closing Date, all Company Shares held by such holder in exchange for each Selling Shareholder’s Ratable Share of the Total Consideration (subject to the Escrow Agreement) as set forth on the Spreadsheet.

(b)           Company/Selling Shareholder Closing Deliverables.  At the Closing, the Company, shall deliver or cause to be delivered:

(i)            A certificate of the Company setting forth the amount of all Debt of the Company and its subsidiaries and all Shareholder Debt outstanding on the Closing Date and specifying the amount owed to each creditor listed thereon (the “Certificate of Debt”).

(ii)           Pay-off letters, releases and lien discharges substantially in the form approved by the Buyer from each lender listed on the Certificate of Debt; and the Company shall pay and discharge in full with cash on hand the amounts set forth on the Certificate of Debt which are due and owing to Otzar on the Closing Date.

(iii)          A certificate of the Company setting forth the amount of Transaction Expenses, of the Company and its subsidiaries outstanding on the Closing Date and specifying the amount owed to each creditor listed thereon (the “Certificate of Transaction Expenses”).

(iv)          A certificate of the Company setting forth (i) the aggregate Liquidation Event Amount, (ii) the amount payable to each Liquidation Event Participant and (iii) the extent to which each such amount will  be paid in cash or in shares of Buyer Common Stock (the “Certificate of Liquidation Event Payments”).

(v)           Acknowledgments in the form provided by the Buyer (the “Liquidation Event Participant Acknowledgments”), executed and delivered by each of the Liquidation Event Participants.

(vi)          Certificates representing all of the Company Shares, or declarations with respect to missing certificates, as applicable, accompanied by duly executed undated share transfer deeds in favor of the Buyer.

(vii)         The Company’s Shareholder’s Register and minute books of the Company and Subsidiary.

(viii)        Such other documents and other items as are required to be delivered by the Company or the Selling Shareholders pursuant to Section 7.2.

(c)           Closing Deliverables of the Buyer. At the Closing or, (x) in the case of the delivery of any certificate representing Buyer Common Shares, within five (5) Business Days following the Closing and (y) in the case of cash payable pursuant to clause (v) below, on September 30, 2011, the Buyer shall deliver or cause to be delivered:

(i)            To the Shareholders set forth on the Certificate of Debt, the applicable amounts set forth thereon in the form of Buyer Common Stock having a Buyer Common Stock Value equal to the applicable amount of Shareholder Debt (the “Shareholder Debt Shares”), in full satisfaction of all outstanding Shareholder Debt.

(ii)           To the creditors set forth on the Certificate of Transaction Expenses, the amounts owing to each such creditor set forth thereon (and the full amount of such Transaction Expenses will be treated for all purposes of this Agreement as having been paid by the Company prior to the Closing).

(iii)          To the Selling Shareholders in accordance with the Spreadsheet, and in the form of consideration set forth on the Spreadsheet, an aggregate amount equal to (A) the Total Stock Consideration (less the Escrow Shares and the Shareholder Debt Shares) plus (B) the Total Cash Consideration.  The Total Stock Consideration shall be issued by Buyer to each Selling Shareholder in the form of a stock certificate representing the number of validly issued, fully paid and non-assessable shares of Buyer Common Stock set forth on the Spreadsheet.  The Total Cash Consideration payable to each applicable Selling Shareholder shall be paid by wire transfer of immediately available funds in the amount set forth on the Spreadsheet to the accounts designated by such Selling Shareholders prior to the Closing.  For the avoidance of doubt, (i) the Buyer shall be entitled to rely solely on the Spreadsheet and all of the components thereof, (ii) once the Buyer has made (or caused to be made) any payment required to be made hereunder on behalf of any Person, such payment shall constitute a complete discharge of the relevant payment obligation of the Buyer or the Company hereunder to such Person, and (iii) neither the Buyer, the Company nor any of their Affiliates shall be liable for any damages or liabilities to any Person, including any Shareholder or  Liquidation Event Participant, for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given by the Representative in accordance with this Agreement and the Spreadsheet.

(iv)          To the Designated Shareholders, the Designated Shareholder Consideration as set forth in the Spreadsheet.

(v)           To the Liquidation Event Participants in accordance with the Liquidation Event Participant Acknowledgments, the amounts set forth in the Spreadsheet (to be paid in the form of consideration listed for each Liquidation Participant on the Spreadsheet and, in the case of the cash portion thereof, to be transferred by Purchaser to the Company and the Subsidiary, and thereafter paid through the Company’s and the Subsidiary’s payroll system on September 30, 2011).

(vi)          To ESOP Management & Trust Company, Ltd., as escrow agent (the “Escrow Agent”), a number of shares of Buyer Common Stock having a Buyer Common Stock Value equal to $1,330,000 (the “Escrow Shares”), to be held for an initial period of twelve (12) months, following the Closing Date, after which 2/3 of the Escrow Shares will be released and the remaining 1/3 of the Escrow Shares will be held in escrow for an additional six (6) months, subject to and pursuant to the terms of the Escrow Agreement, as a reserve (the “Escrow Funds”) for adjustments payable by the Selling Shareholders pursuant to Section 2.2 and to satisfy all or part of any claims for indemnity pursuant to Section 8.

(vii)         Such other documents and other items as are required to be delivered by the Company or the Selling Shareholders pursuant to Section 7.2.

(d)           Tax Withholding Right.  Buyer, the Company and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person, pursuant to Sections 2.1(c) (i) — (v) of under this Agreement such amounts as it is required to deduct and withhold with respect to the making or vesting of such payment under any provision of any applicable Tax law, to the extent that any such amounts have not already been withheld prior to the Closing provided, that:

(i)            if an Israeli tax ruling (interim and/or final), including without limitation, with respect to the treatment of the Liquidation Event Payment and the consideration payable to the Selling Shareholders, with respect to withholdings is obtained from the ITA, any withholding under the Israeli Code will be made in accordance with such tax ruling,

(ii)           no withholding or reduced withholding under the Israeli Code will be made from any consideration payable hereunder to a Shareholder to the extent that such holder has provided Buyer, Buyer’s agents or the Company with an appropriate and applicable exemption or confirmation of no withholding or a reduced withholding rate issued by the ITA which, in the discretion of Buyer and/or its counsel, is sufficient to enable Buyer, Buyer’s agents or the Company to reasonably conclude that no withholding or a reduced rate of withholding, as applicable, of Israeli Tax is required with respect to the particular Shareholder in question (a “Qualified Withholding Certificate”), prior to the time such payment of consideration is made;

(iii)          no backup withholding under United States Tax law will be made from any consideration payable hereunder to a Shareholder (in whatever capacity) to the extent that such Shareholder has provided Buyer, Buyer’s agents or the Company with appropriate W-8 forms for non-resident alien certifications establishing a complete exemption from such withholding taxes or appropriate W-9 forms, prior to the time such payment of consideration is made; and

(iv)          in the absence of receipt of a Qualified Withholding Certificate or a ruling from the ITA, to the extent any Tax is withheld by Buyer or the Company, as the case may be, in accordance with the provisions hereof, then  at the election of the Selling Shareholder either (i) 100% of the proceeds shall be deposited with a paying agent until such time as the Selling Shareholder obtains a Qualified Withholding Certificate or a ruling form the ITA(ii) the party withholding such amount shall not remit same to the applicable Tax authorities until the last reasonably practicable date for such remittance as required under applicable Tax law, unless it is provided, prior to such date, with a Qualified Withholding Certificate or a ruling form the ITA in respect of such payment, in which case Buyer shall withhold in accordance with the provisions of the Qualified Withholding Certificate and any remaining amount shall be promptly released to the applicable holder.

(e)           Treatment of Company Options.  Prior to the Closing, the Company shall take all such action (under the Company Plans and otherwise) as necessary to cancel and terminate each Company Option, and all of the rights of any holder with respect thereto, other than in respect of the Liquidation Event Payment as set forth on the Spreadsheet, effective immediately upon the Closing.  Without limiting the foregoing, the Company shall deliver to the Buyer, prior to Closing, evidence that the Company’s board of directors has validly adopted resolutions to the effect that each Company Option shall be terminated upon the Closing.

2.2.          Closing Balance Sheet Adjustments

(a)           Not less than three (3) Business Days prior to the Closing, the Company shall deliver to the Buyer a statement (as may be adjusted pursuant to this clause (b) below, the “Initial Closing Statement”) setting forth the Company’s good faith estimate of (i) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the Closing Net Cash Amount (the “Estimated Closing Net Cash Amount”), (iii) the Closing Debt (the “Estimated Closing Debt”), and (iv) the Transaction Expenses (the “Estimated Transaction Expenses”), together with a certificate signed by an executive officer of the Company certifying that the Initial Closing Statement was prepared in accordance with this Agreement and, as applicable, the definition of Closing Net Working Capital, together with supporting documentation.  The Company will consider in good faith any comments to the Initial Closing Statement provided by the Buyer to the Company before the first (1st) Business Day prior to the Closing.  Notwithstanding anything to the contrary in this Agreement, in no event shall the delivery of the Initial Closing Statement contemplated hereby be deemed to constitute the agreement of the Buyer to any of the estimates or amounts set forth therein, and in no way shall the delivery of such statements or the consummation of the Closing be construed as a waiver by the Buyer of any provisions, rights or privileges hereunder.  The Estimated Closing Debt and the Estimated Closing Transaction Expenses shall in any event be adjusted on the Initial Closing Statement to reflect to actual amounts paid in respect thereof at Closing pursuant to clauses (d) and (e) below.

(b)           Within 60 days after the Closing Date, the Buyer shall prepare and deliver to the Representative, a statement of (i) the Closing Net Working Capital, (ii) the Closing Net Cash Amount, (iii) the Closing Debt, and (iv) the Transaction Expenses (the “Final Closing Statement”).  The Buyer shall permit the Representative and its agents, representatives and accountants, at the earliest practicable date to review and, at the Selling Shareholders’ sole expense, make copies of all work papers, schedules and calculations used in the preparation thereof.

(c)           When the Buyer delivers the Final Closing Statement, the Buyer shall also deliver to the Representative a certificate (i) certifying that the Final Closing Statement was prepared in accordance with this Agreement and, as applicable, the definition of Closing Net Working Capital and (ii) containing the Buyer’s calculations (the “Buyer’s Proposed Calculations”) of the Closing Net Working Capital, the Closing Net Cash Amount, the Closing Debt and the Transaction Expenses.  During the 45-day period following delivery of the Final Closing Statement, the Representative shall have the right (with its agents, representatives and accountants), at the Selling Shareholder’s (other than the Other Selling Shareholders) expense, to review the Final Closing Statement.  If, within forty-five (45) days after its receipt of the Final Closing Statement, the Representative disputes any aspect of the Final Closing Statement or any of the Buyer’s Proposed Calculations, the Representative shall, on or prior to such forty-fifth (45th) day, deliver to the Buyer a written notice setting forth such dispute in reasonable detail (the “Dispute Notice”) together with its proposed alternative calculations (the “Shareholders’ Proposed Calculations”) of the Closing Net Working Capital, the Closing Net Cash Amount, the Closing Debt and the Transaction Expenses.  If the Representative does not deliver a Dispute Notice and the Shareholders’ Proposed Calculations to the Buyer on or prior to such forty-fifth (45th) day after its receipt of the Final Closing Statement, the Final Closing Statement delivered by the Buyer pursuant to Section 2.2(b) above shall be final and binding on the parties hereto.  If the Buyer does not accept the Shareholders’ Proposed Calculations within fifteen (15) days after its receipt thereof, then within fifteen (15) days after the Buyer’s rejection of (or failure to timely accept) the Shareholders’ Proposed Calculations, the Representative and the Buyer shall select a mutually acceptable internationally recognized independent accounting firm (the “Independent Accounting Firm”), other than the Representative’s independent accountants or the Buyer’s independent accountants to resolve the remaining disputed items (the “Remaining Disputed Items”) within thirty (30) days after its engagement by (x) conducting its own review of the Final Closing Statement and thereafter selecting either the Buyer’s Proposed Calculations of the Remaining Disputed Items or the Shareholders’ Proposed Calculations of the Remaining Disputed Items or an amount in between the two and (y) delivering to the Buyer and the Representative a revised Final Closing Statement reflecting the Independent Accounting Firm’s final determination of the Remaining Disputed Items pursuant to clause (x), which Final Closing Statement (as adjusted to reflect the resolution of the Remaining Disputed Items) shall be final and binding upon the parties hereto.  The fees and expenses of the Independent Accounting Firm shall be paid jointly, one-half by the Buyer and one-half by the Selling Shareholders (other than the Other Selling Shareholders); provided that, if the difference between the Final Adjustment (as defined below) and the Final Adjustment that would have resulted from the use of the proposed calculations of one of the parties hereto (the “Erroneous Party”) is more than twice as great as the difference between the Final Adjustment and the Final Adjustment that would have resulted from the use of the other party’s proposed calculations, the Erroneous Party shall pay all of the fees and expenses of the Independent Accounting Firm.  The parties will submit such materials and respond to such questions as requested by the Independent Accounting Firm, and the Independent Accounting Firm will undertake in good faith to issue a report (which will summarize the reasons for the determination) within thirty (30) days after its engagement.  The Independent Accounting Firm’s report will be based (to the extent the Independent Accounting Firm considers it appropriate) on such information and on the accounting and other records of the Company.  The Independent Accounting Firm’s award will consist solely of an award with respect to the Remaining Disputed Items and will not include any other finding or award.

(d)           Upon the final determination, pursuant to Section 2.2(c) above, of the Final Closing Statement, the Total Consideration shall be recalculated using the Closing Net Working Capital, the Closing Net Cash Amount, the Closing Debt and the Transaction Expenses, each as set forth on the Final Closing Statement instead of using the estimates provided in the Initial Closing Statement (the “Final Adjustment”). If the Total Consideration as so recalculated in the Final Adjustment is less than the Total Consideration calculated at Closing, then the Buyer and the Representative shall promptly instruct the Escrow Agent to return to the Buyer a number of Escrow Shares having a Buyer Common Share Value equal to the amount of such deficiency.

(e)           The Buyer and the Representative shall make good faith efforts to comply with the timing and response requirements set forth in this Section 2.2, but, in the absence of bad faith, neither party shall be deemed to be in breach of this Agreement, or to have waived its rights under Section 1.3 on the basis of timing or response requirements.

2.3.          The Closing.  The closing of the sale and purchase of the Shares (the “Closing”) shall be held at the offices of Yigal Arnon & Co., 22 Rivlin Street, Jerusalem, Israel, at 3:00 p.m. local time on the third (3rd) Business Day following the satisfaction or waiver of all other conditions set forth in Article 7, or at such other time, or at such other place as the Buyer and the Representative may mutually agree.  The date on which the Closing is actually held hereunder is sometimes referred to herein as the “Closing Date”.

2.4.          Surrender of Certificates Representing Company Shares.

(a)           At or prior to the Closing Date, the each Shareholder shall deliver to the Company all of such Shareholder’s outstanding share certificates representing Company Shares (or an affidavit of lost certificate relating to such share certificates duly executed by such Shareholder), which certificates (or affidavit) shall be accompanied by executed but undated share transfer deeds transferring the Company Shares from the Shareholders to the Buyer.  The Company shall deliver the foregoing to the Buyer at the Closing in accordance Section 2.1(c)(iv) above.

(b)           Notwithstanding anything to the contrary in this Agreement or the Escrow Agreement, all determinations of a number of shares of Buyer Common Stock payable to any party hereunder shall be rounded up or down to the nearest whole share and no certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Selling Shareholder certificates, and such fractional share interests will not entitle the owner thereof any payment, nor to vote or to any rights as a stockholder of Buyer.

2.5.          Further Assurances.  If, at any time before or after the Closing, any of the parties hereto reasonably believes or is advised by their attorneys that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Share Purchase or to carry out the purposes and intent of this Agreement at or after the Closing, then the Company, Buyer, their respective officers and directors and the Selling Shareholders shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Share Purchase and to carry out the purposes and intent of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF COMPANY

Except as set forth in the Company Disclosure Schedule (which Company Disclosure Schedule shall reference the appropriate section and paragraph numbers to which exception is taken, it being understood, however, that a disclosure in a particular part or subpart of the Disclosure Schedule will also be deemed to qualify any other applicable representation and warranty in this Section 3 if  it is readily apparent, on the face of such disclosure, that such disclosure is intended to qualify such representation and warranty) delivered by Company to Buyer concurrently with the execution of this Agreement, the Company  represents and warrant to Buyer, as of the date of this Agreement and as updated immediately prior to the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, as follows:

3.1.          Organization; Good Standing; Qualification and Power.

(a)           Company (i) is a company duly organized and validly existing under the laws of the State of Israel, and (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as currently proposed to be conducted.  Company is duly qualified or licensed to do business and is in good standing as a foreign company, to the extent that such status is recognized in such jurisdictions, in each jurisdiction in which the nature of its business or property owned makes such qualification necessary.

(b)           The Company has delivered to Buyer true and complete copies of the Amended and Restated Articles of Association (the “Company Charter”) of the Company, as amended to the Agreement Date.

3.2.          Subsidiaries.  The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  The Company owns all outstanding shares or equity interests in the Subsidiary.  The Subsidiary is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.  Schedule 3.2 of the Company Disclosure Schedule contains a true and complete listing of the locations of all offices or facilities of the Subsidiary and a true and complete list of all jurisdictions in which the Subsidiary maintains employees. The Company has provided Buyer with true and complete copies of the current certificate of incorporation or bylaws (or similar organizational documents), in each case as amended to date and the Subsidiary is not in violation, breach or default under such organizational documents. Other than the Subsidiary, subject to the following, the Company does not have any equity or other ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. Except as set forth on Schedule 3.2 of the Company Disclosures Schedule, the Subsidiary does not have any equity or other ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person.

Neither the Company nor the Subsidiary is obligated to make, and neither is bound by any agreement or obligation to make, any investment or capital contribution in or on behalf of any other Person.

3.3.          Company Shares; Securities.

(a)           The authorized share capital of the Company, and amounts of such Shares Outstanding, are set forth in Section 3.3(a) of the Disclosure Schedule.  There are and will as of the Closing Date be no other authorized, issued or outstanding share capital or voting securities of the Company or any other rights or securities granted or issued to cause the Company to issue, sell, redeem or repurchase any share capital or voting securities of the Company. All outstanding Company Shares are validly issued and outstanding, fully paid and non-assessable and upon issuance and at the Closing Date not subject to preemptive rights.  All prior issuances of securities of the Company were made in compliance with and not in violation of any applicable Israeli or U.S. federal, state, local and foreign securities laws.  Section 3.3(a) of the Company Disclosure Schedule sets forth a true and complete list of the holders of the issued and outstanding Company Shares and the number of such shares owned of record and beneficially by each such holder, together with each such holder’s address.  Except for as set forth in the Company Charter and in any Company Option there are no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions or other Contracts (whether written or oral, formal or informal) with respect to the voting, transfer or disposition of Company Shares to which the Company is a party or by which it is bound, or, to the Knowledge of the Company, among or between any Persons other than the Company.

(b)           All issued and outstanding Company Options and Company Warrants will be canceled at closing.

(c)           Except as set forth on Section 3.3(c) of the Company Disclosure Schedule or the Company Warrants, there are no options (including Company Options) (whether Vested or not Vested), warrants, rights, calls or other Contracts of any character to which the Company is a party, or by which the Company is bound, calling for the issuance of share capital or other equity securities of the Company or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, any such share capital or other equity securities, or other arrangement to acquire, at any time or under any circumstance, share capital of the Company or any such other securities.

(d)           The Spreadsheet is attached in Section 3.3(d) of the Company Disclosure Schedule.  The information set forth on the Spreadsheet will be true, complete and accurate as of the Closing Date.

(e)           The Company has secured the agreement and consent of all of the holders of Company Shares to the transfer of 100% of the share capital of the Company to the Buyer as contemplated under this Agreement, such that at the Closing, the Buyer will purchase and become  the sole and exclusive holder of 100%  of the Company Shares, and any and all rights relating to or derived from, Company Shares, free and clear of any third party rights or demands, and without any further consideration, compensation or payment of any kind due or owing to any holders of Company Shares, Company Warrants or Company Options beyond what has been expressly provided for in this Agreement.

3.4.          Authority.  Company has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Company of this Agreement and each instrument required hereby to be executed and delivered by it, the performance by Company of its obligations hereunder and thereunder and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are required to authorize this Agreement or any of the instruments required hereby or for Company to consummate the transactions contemplated hereby or thereby.  No consent or approval of the holders of Company Shares is required or necessary for the Company to enter into, or consummate the transactions contemplated by, this Agreement except for such consents or approvals that have been received and/or  that will be received prior to Closing. This Agreement has been, and upon execution and delivery thereof by Company, each instrument required hereby to be executed and delivered by Company, will be, duly and validly executed and delivered by Company and, assuming the due and valid authorization, execution and delivery by the other Parties thereto, constitutes, or in the case of each such instrument, will constitute, a valid and binding obligation of Company, enforceable against Company in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws attesting the enforcement of creditors’ rights generally and by principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

3.5.          Non-Contravention.  Subject to the notices, filings, consents or approvals set forth in Section 3.5 of the Company Disclosure Schedule, neither the execution and delivery by Company of this Agreement or any instrument required hereby to be executed and delivered by it, the performance by Company of its obligations hereunder or thereunder, the consummation by Company of the transactions contemplated hereby or thereby, or the compliance by Company with any of the provisions hereof or thereof, will: (a) conflict with or violate any provision of the Company Charter; (b) require on the part of Company any notice or filing with, or any Permit, or other authorization of, or any exemption by, any Governmental Authority; (c) conflict with, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, give rise to any right to accelerate, terminate, modify or cancel, or require any notice, consent, authorization, approval or waiver under, any Company Material Contract or Permit or other arrangement or obligation to which Company is a party or by which Company is bound or to which any of the assets or properties of Company is subject; (d) result in the imposition of any Encumbrance upon any material assets or properties of Company; (e) violate or breach the terms of or cause any default under any Applicable Law applicable to Company or any of its properties, assets or securities; or (f) with the passage of time, the giving of notice or the taking of any action by another Person, have any of the effects described in clauses (a) through (e) of this Section 3.5.  As of the Closing Date the Company (i) did not, directly or indirectly, have revenues from sales in or into Israel in an amount of NIS 10 million or more in its most recent fiscal year and (ii) could not reasonably be considered to be a

“monopoly” with respect to the provision of any category of goods or services as defined in the RTPA.

3.6.          Financial Information.

(a)           Section 3.6 of the Company Disclosure Schedule includes the Company Financial Statements.  The Company Financial Statements:  (a) are derived from and are in accordance with the books and records of the Company; and (b) fairly present, on a basis consistent with prior periods, the financial condition of the Company and the Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Company and the Subsidiary for the periods therein specified in accordance with GAAP consistently applied throughout the periods covered (subject, in the case of unaudited financial statements, to normal recurring year-end adjustments, none of which individually or in the aggregate will be material in amount and that the unaudited financial statements do not include footnotes required under GAAP).

(b)           Section 3.6(b) of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and any Subsidiary maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(c)           Section 3.6(c) of the Company Disclosure Schedules sets forth all Debt and Shareholder Debt of the Company and any Subsidiary, including, for each item of Debt or Shareholder Debt, the Contract governing the Debt and the Shareholder Debt and the interest rate, maturity date and any assets or properties securing such Debt or Shareholder Debt.  All Debt or Shareholder Debt may be prepaid at or prior to the Closing under the terms of the Contracts governing such Debt or Shareholder Debt.

(d)           Except as set forth in Section 3.6(d) of the Company Disclosure Schedules, there is no liability, debt or obligation of or claim against the Company or any of its Subsidiaries of a type normally reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved for on the Company Balance Sheet, or (b) that have arisen since the date of the Company Balance Sheet in the ordinary course of the operation of business of the Company and its Subsidiaries consistent with past practices (“Ordinary Course of Business”) and that are included on the Final Closing Statement.

3.7.          Accounts Receivable.  All accounts and notes receivable reflected on the Final Closing Statement have arisen in the ordinary course of business, and represent valid obligations owing to the Company and its Subsidiaries, and, to the Company’s knowledge, are collectible in the aggregate recorded amounts thereof in accordance with their terms, net of any reserves for uncollected amounts set forth on the Final Closing Statement.

3.8.          Tax and Tax Returns.

(a)           Except as set forth in Section 3.8 of the Company Disclosure Schedules, it and each of the Subsidiaries (i) have filed and will file, in a timely and proper manner, consistent with applicable laws, all Israeli, federal, state, local and foreign Tax Returns required to be filed by them through the Closing Date (the “Company Returns”) with the appropriate governmental agencies in all jurisdictions in which Company Returns are required to be filed and have timely paid or will timely pay all amounts shown thereon to be due; (ii) have timely paid and shall timely pay all Taxes of the Company or the Subsidiaries required to have been paid by the Company or the Subsidiaries on or before the Closing Date (other than any Taxes for which adequate reserves have been provided in the Company Balance Sheet in accordance with the next succeeding sentence), and (iii)  currently are not the beneficiary of an extension of time within which to file any Tax Return.  To the Company’s Knowledge, all such Company Returns so filed are, and all such Company Returns to be filed will be, correct and complete in all material respects.  The Company have provided the Buyer with Tax Returns for fiscal year 2010.

(b)           All Taxes of the Company and the Subsidiaries attributable to all periods up to and including the date of the Company Balance Sheet Date, to the extent not previously paid, have been adequately provided for on the Company Balance Sheet and neither the Company nor any Subsidiary will accrue a Tax Liability from the date of the Company Balance Sheet up to and including the Closing Date, other than a Tax Liability accrued in the Ordinary Course of Business.

(c)           Neither the Company nor any Subsidiary has been notified by any taxing authority that any issues have been raised in connection with any Company Return, and no waivers of statutes of limitations have been given with respect to the Company that are still in effect. Except as contested in good faith and disclosed in Section 3.8(c) of the Company Disclosure Schedule, any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by any taxing authorities of any Company Return have been fully paid or are adequately provided for on the Company Balance Sheet and the Company has received no notification that any proposed additional Taxes have been or may be asserted.  Neither the Company nor any Subsidiaries are currently subject to any Tax audit.

(d)           Neither the Company nor any Subsidiary is bound by a closing agreement with any taxing authority that will continue to bind the Company or any Subsidiary with respect to periods after the Closing Date.  Neither the Company nor any Subsidiary has requested or received a ruling from any Tax authority, other than as expressly contemplated by this Agreement.  The Company has made available to Buyer accurate and complete copies of any Tax ruling obtained from the ITA and applications therefore, including without limitation with respect to Company Options.

(e)           Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither the Company nor any Subsidiary has agreed to, and is not required to, make any adjustment under Section 481(a) of the Code (or any similar provision of the Tax law or regulation of any jurisdiction) by reason of a change in accounting method or otherwise.  Neither the Company nor any Subsidiary has any material item of income or gain reported for financial accounting purposes in a period ending on or prior to the Closing Date which is required to be included in taxable income in a period beginning after the Closing Date.  Neither the Company nor any Subsidiary will incur a Tax Liability resulting from the Company or any Subsidiary ceasing to be a member of a consolidated or combined group that had previously filed consolidated, combined or unitary Tax

Returns.  Neither the Company nor any Subsidiary is or has been a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.  Neither the Company nor any Subsidiary own any interest in an entity that is treated as a partnership or disregarded entity for any Tax purposes.

(f)            Except as set forth in Section 3.8 of the Company Disclosure Schedules, the Company and the Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, supplier, creditor, stockholder or other third party.

(g)           Neither the Company nor any Subsidiary has undertaken since January 1, 2007 any transaction which will require special reporting in accordance with the Israeli Income Tax Regulations (Tax Planning Requiring Reporting) (Temporary Provisions), 2006 regarding aggressive tax planning.

(h)           The Company and its Shareholders (with respect to their holdings of Company Shares) are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2.

(i)            To the Company’s Knowledge, it meets the conditions to be an “Industrial Company” according to the meaning of that term in the Law for the Encouragement of Industry (Taxes), 1969, and, to the Company’s Knowledge, the consummation of the Share Purchase will not have any adverse effect on such qualification as an Industrial Company.

(j)            Section 3.8(j) of the Company Disclosure Schedule lists each material Tax incentive, subsidy or benefit granted to or enjoyed by the Company under the laws of the State of Israel, the period for which such Tax incentive, subsidy or benefit applies, and the nature of such Tax incentive. The Company has complied with all material requirements of Israeli Law to be entitled to claim such incentives, subsidies or benefits. To the Company’s Knowledge, subject to receipt of the approval of the Investment Center, the consummation of the Share Purchase will not adversely affect the continued qualification for the incentives, subsidies or benefits or the terms or duration thereof or require any recapture of any previously claimed incentive, subsidy or benefit and no consent or approval of any Governmental Authority is required prior to the consummation of the Share Purchase in order to preserve the entitlement of the Company any such incentive, subsidy or benefit it has as of the Agreement Date.

(k)           Except as set forth in Section 3.8 of the Company Disclosure Schedules, the Company and its Subsidiaries are in compliance, in all material respects, with all transfer pricing requirements in all jurisdictions in which any of them do business.  The Company has made available to Buyer all material inter-company Contracts relating to transfer pricing.

(l)            Neither the company nor any of its subsidiaries (i) is or has been a member of an “affiliated group” within the meaning of Section 1504 of the Code or any similar provision of the Tax law of any other jurisdiction nor (ii) has any liability for the Taxes of any other Person, whether under Treasury Regulation Section 1.1502-6 of the Code or similar provision of the Tax laws of any other jurisdiction, as a transferee or successor, by contract, or otherwise.

(m)          Neither the Company nor any of its subsidiaries has a permanent establishment in any other country except the country of its incorporation.  Neither the Company nor any of its subsidiaries has entered into a gain recognition agreement pursuant to United States Treas. Reg. § 1.367(a)-8.  Neither the Company nor any of its subsidiaries has transferred any intangible property, the transfer of which would be subject to the rules of Section 367(d) of the Code.

(n)           The Company and each Subsidiary has duly collected all amounts on account of any sales transfer Taxes or VAT, including goods and services, harmonized sales and provincial or territorial sales Taxes, required by Law to be collected by it, and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.  Neither the Company nor any of its Subsidiaries has refunded or deducted any input VAT that it was not entitled to deduct or refund.

3.9.          Properties and Assets.  The Company and each Subsidiary, as the case may be, have good and marketable title to all of their respective tangible assets and properties (including those shown on the Company Balance Sheet) free and clear of all Encumbrances, other than Permitted Encumbrances and those Encumbrances identified on Section 3.9 of the Company Disclosure Schedule.  Such assets, combined with the assets leased or licensed to the Company, are sufficient for the continued operation of the Company Business.  All material machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or any Subsidiary or used in the Company Business are in good condition and repair, normal wear and tear excepted.  All leases of real or personal property to which the Company or any Subsidiary is a party are fully effective and afford the Company or such Subsidiary a valid leasehold possession of the real or personal property that is the subject of the lease.  Neither the Company nor any Subsidiary own or have any other interest in any real property.  Section 3.9 of the Company Disclosure Schedule sets forth a complete and accurate list and a brief description of all personal property owned by the Company and each Subsidiary with an original purchase price of $5,000 or greater.

3.10.        Intellectual Property.

(a)           All Necessary Rights; Absence of Actions and Judgments.  Company or its Subsidiary own all right, title and interest in, or has a valid and enforceable license (sufficient for the conduct of Company Business) to, all Company Intellectual Property.  There are no proceedings or actions currently before any court, tribunal or equivalent authority anywhere in the world relating to Company Intellectual Property (with respect to Company Intellectual Property which is not owned by the Company, to the Company’s knowledge) or Company Products and, to the Knowledge of the Company, (other than in the course of patent prosecution with a relevant patent authority), none have been threatened; and no Company Intellectual Property (with respect to Company Intellectual Property which is not owned by the Company, to the Company’s knowledge) nor Company Product is subject to any outstanding decree, order, judgment, Contract (including any settlement agreement but not including a non-exclusive license or other non-exclusive user agreement granted in the ordinary course), injunction, stipulation or decree restricting in any manner the Use, transfer, or licensing thereof by Company or, or which may affect the validity, Use or enforceability thereof.  Company has the right to bring actions for infringement of all Company Intellectual Property owned by the Company or any Subsidiary.  The rights of the Company and each Subsidiary in the Registered Intellectual Property are valid, subsisting and enforceable.

(b)           Itemization of Company Intellectual Property.  Sections 3.10(b)(i), (ii) and (iii) of the Company Disclosure Schedule set forth a complete and accurate listing of: (i) all works of authorship that are, or are part of, any Company Product and all unregistered trademarks used by the Company or any of its Subsidiaries to identify its products or services, (ii) all licenses, sublicenses, options, covenants not to sue and other Contracts by which any options, licenses or other rights with respect to any Company Intellectual Property or Company Product are granted by Company or any of its Subsidiaries to any Person, including any Contracts pursuant to which Company or any of its Subsidiaries has agreed to any restriction on the right of Company or any of its Subsidiaries to Use or enforce any Company Intellectual Property  (“Outbound Licenses”) and (iii) all licenses, sublicenses, options, covenants not to sue and other Contracts pursuant to which Company or any of its Subsidiaries is granted any options, licenses or other rights with respect to any Intellectual Property (other than Off-the-Shelf Software licenses) (“Inbound Licenses”).  Each of the Inbound Licenses and the Outbound Licenses is in full force and effect and is valid and binding, and enforceable in accordance with its terms. There exists no event of default or condition that does or will result in the Company’s or any of its Subsidiaries’ violation or breach of any of the Inbound Licenses or the Outbound Licenses; and to the Company’s Knowledge, there exists no event of default or condition that does or will result in a violation or breach of any of the Inbound Licenses or the Outbound Licenses by any other party. All of Company’s and its Subsidiaries’ Use of Intellectual Property owned by Persons other than Company or its Subsidiaries is in accordance in all material respects with the terms of the applicable Inbound License or Outbound License. Except as set forth on Section 3.10(b) of the Company Disclosure Schedule none of the Outbound Licenses grant any Person any exclusive rights to or under any Company Intellectual Property or any right to sublicense Company Intellectual Property Section 3.10(b)(ii) of the Company Disclosure Schedule sets forth a list  of all Outbound Licenses and Inbound Licenses.  The rights of Company and its Subsidiaries in and to the Intellectual Property owned by Company and its Subsidiaries and the rights granted to Company pursuant to the Inbound Licenses constitute all of the Intellectual Property rights used in and/or necessary for the Company Business as currently conducted or as proposed to be conducted immediately after the Closing (other than Off-the-Shelf Software licenses each with original cost of less than $2,000) and no other Intellectual Property is necessary for the conduct of the Company Business as currently conducted or as proposed to be conducted immediately after the Closing.

(c)           Registered Intellectual Property.  Section 3.10(c)(i) of the Company Disclosure Schedule contains a true and complete list of all Company Registered Intellectual Property. All registration, maintenance and renewal fees, due in connection with Company Registered Intellectual Property have been made, to the extent such are required in order to maintain or perfect such Company Intellectual Property, and all necessary documents, recordations and certificates in connection with Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Israel or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting Company Registered Intellectual Property. Section 3.10(c) of the Company Disclosure Schedule sets forth a list of all actions that are required to be taken within ninety (90) days of the Closing Date with respect to any Company Registered Intellectual Property.  Section 3.10(c) of the Company Disclosure Schedule identifies, and Company has provided copies of all Intellectual Property applications, whether abandoned or for which prosecution has continued.

(d)           Software.  Section 3.10(d)(i) of the Company Disclosure Schedule lists all Company Software that is included in Products or services provided to customers (other than Off-the-Shelf Software each with original cost of less than $2,000), and accurately identifies which of such Software is owned by Company and which is licensed to Company on a proprietary basis.  Other than as is listed on Section 3.10(d)(i) of the Company Disclosure Schedule,  No source code for any Company Software owned by Company or any of its Subsidiaries has been delivered, licensed, or is subject to any source code escrow obligation by Company or any of its Subsidiaries, to any Person. Section 3.10(ii) of the Company Disclosure Schedule contains a complete and accurate list of all code sold with, incorporated into, distributed in connection with or used in the development of any Company Product (including any Company Software or Company Product currently under development) that is, in whole or in part, subject to the provisions of any license to Publicly Available Software, setting forth for each such item (A) all licenses and similar agreements pursuant to which Company or any of its Subsidiaries holds rights thereto, (B) the Company Software and/or Company Product(s) to which the item relates, (C) whether such item is distributed with any Company Software and/or Company Product and, if so, specifying whether such item is embedded or bundled with the Company Software and/or Company Product with which the items is distributed, and whether it is distributed in source or binary form, (D) whether such item is used, offered or made available, whether alone or as part of any Company Software and/or Company Product (including any Company Software or Company Product currently under development), on a hosted or similar basis by the Company or any of its Subsidiaries, (E) if such item is distributed by Company or any of its Subsidiaries, whether such item is distributed (x) installed on a server or other hardware, (y) in software format but not provided directly to end users, or (z) in software format and distributed directly to end users, (vi) whether such item is used solely for internal company use, and (F) whether such item has been modified by or on behalf of Company or any of its Subsidiaries.  Except as set forth in Section 3.10(d)(ii) of the Company Disclosure Schedule, all Publicly Available Software used by Company or any of its Subsidiaries has been used in its entirety and without modification.  Except as set forth on Section 3.10(d)(ii) of the Company Disclosure Schedule, neither Company nor or any of its Subsidiaries have incorporated into any Company Product (including any Company Product currently under development) or otherwise distributed any Publicly Available Software, in whole or in part, in a manner that (x) require, or condition the use, hosting or distribution of any Company Intellectual Property on the disclosure, licensing or distribution of any source code for any portion of such Company Intellectual Property, or (y) otherwise impose any limitation, restriction or condition on the right or ability of Company or any of its Subsidiaries to use, host or distribute any Company Intellectual Property, and neither Company nor or any of its Subsidiaries have any plans to do any of the foregoing.  Except as disclosed in Section 3.10(d)(iii) of the Company Disclosure Schedule, (A) there is no contractual or other obligation [(except for obligation under Israeli Encouragement of Industrial Research and Development Law, 5744)] imposed on or undertaken by Company or any of its Subsidiaries restricting the right or power of Company or any of its Subsidiaries or Buyer  to Use any Company Software, and (B) there is no such obligation compelling Company or any of its

Subsidiaries or Buyer or any successor thereto, to copy, grant future license rights and/or distribute any Company Software to any Person, whether on fee for service basis, royalty basis or without compensation.

(e)           No Violation; Post Closing Rights.  Except as set forth on Section 3.10(e)of the Company Disclosure Schedule the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, will not (i) breach, violate or conflict with, or result in the modification, cancellation, or suspension of any Company Intellectual Property or any instrument or other Contract relating to any Company Intellectual Property, (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Intellectual Property or any of Company’s or any of its Subsidiaries’ rights therein or thereto, (iii) in any way impair any existing right of Company to Use, or to bring any action for the infringement of, any Company Intellectual Property, or any portion thereof, or (iv) give rise to any right or acceleration of any, royalties, fees or other payments to any Person.  Except as set forth on Section 3.10(e)of the Company Disclosure Schedule, immediately following the Closing Date, Company and each of its Subsidiaries will be permitted to exercise all of Company’s rights under all Contracts relating to Company Intellectual Property to the same extent Company and each of its Subsidiaries would have been able to in the absence of the transactions contemplated hereby and without the obligation to pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by Company or any of its Subsidiaries in the absence of to the Closing, and Company and each of its Subsidiaries shall have the identical right to Use, transfer, convey or assign the Company Intellectual Property and any rights with respect thereto as Company or any of its Subsidiaries had immediately prior to the execution of this Agreement and the Closing. Except as disclosed in Section 3.10(e) of the Company Disclosure Schedule, he execution, delivery or performance of this Agreement and the consummation of the transactions contemplated by this Agreement, will not result in (a) either Buyer or any of its Affiliates granting to any Person any right or license to or with respect to any Company Intellectual Property owned by the Company or any of its Subsidiaries; or (b)  either Buyer or any of its Affiliates being bound by, or subject to, any non-compete, covenant not to sue, or other restriction on the operation or scope of their respective businesses pursuant to Contracts to which Company or any of its Subsidiaries is a party to immediately in the absence of the Closing, or (c) either Buyer or any of its Affiliates being obligated to pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by Company or any of its Subsidiaries prior to the Closing pursuant to Contracts to which the Company or any of its Subsidiaries is a party to immediately prior to the Closing. Except as disclosed in Section 3.10(e) of the Company Disclosure Schedule here are no restrictions under Applicable Law, Contracts or otherwise on the transfer of any Company Intellectual Property owned by or exclusively licensed to the Company or any Subsidiary from Israel to any other jurisdiction, and no such restrictions shall come into effect following the Closing.

(f)            Absence of Payments.  Except as set forth on Section 3.10(f) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by Company or any of its Subsidiaries to any Person for the purchase, license (or sublicense) or Use of Company Intellectual Property (except Off-the-Shelf Software).

(g)           Absence of Encumbrances.  Company or its Subsidiaries own and have good and exclusive title to all Company Intellectual Property owned by the Company or any of its Subsidiaries free and clear of any lien or Encumbrance, and after the Closing, all Company Intellectual Property owned by Company or any of its Subsidiaries will be fully transferable, alienable or licensable by the Company and any of its Subsidiaries without restriction and without payment of any kind to any Person.

(h)           No Infringement.  No Use of any Company Product breaches, has violated or conflicted with, or violates or conflicts with any license (or sublicense) or other Contract of Company or any of its Subsidiaries with any Person. The Use of the Company Intellectual Property, Company Software and Company Products and the conduct of the Company Business has not and does not infringe or misappropriate or violate any common law or statutory rights of any Person, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property or other proprietary rights, rights of privacy or publicity.  To the Knowledge of Company, no Person has breached or violated or is breaching or violating any Contract with Company or any of its Subsidiaries relating to any Company Intellectual Property, or has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.  Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, neither Company nor or any of its Subsidiaries has received any written notice or otherwise received Knowledge (whether in the form of an invitation to license or otherwise) from any Person that any Company Intellectual Property, the Use of any Company Product, or the conduct of the Company Business, has infringed, misappropriated or otherwise violates any common law or statutory rights of any other Person, or does or will infringe, misappropriate or otherwise violate any common law or statutory rights of any other Person, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property or other proprietary rights such as trespass, rights of privacy or publicity.  At no time has Company or any of its Subsidiaries distributed any Company Products or marketing, promotional, customer service or advertising materials with the object of promoting their use to infringe copyright, demonstrated or recommended infringing uses of Company Products or otherwise made any statements or taken any actions directed to promoting infringement.  Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, there is no pending or, to the Company’s Knowledge, threatened claim, litigation or proceeding contesting or challenging the ownership of or the validity or enforceability of, or Company’s or any of its Subsidiaries’ right to Use, any Company Intellectual Property (with respect to Company Intellectual Property which is not owned by the Company, to the Company’s knowledge).

(i)            Proprietary Information.  Except as set forth in Section 3.10(i) of the Company Disclosure Schedule all current and former officers, employees and consultants and independent contractors of or to Company or any of its Subsidiaries, and all other Persons involved in the development of any technology or Software for or on behalf of Company or any of its Subsidiaries or any other Company Intellectual Property owned by the Company or any of its Subsidiaries, have executed and delivered to and in favor of Company or the applicable Subsidiary a valid and enforceable agreement regarding the protection and use of all confidential and proprietary information provided by or on behalf of Company or any of its Subsidiaries to, or generated by, such officer, employee or consultant. Company has taken and will continue through the Closing Date to take all commercially reasonable steps necessary, appropriate or desirable to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all of its or its Subsidiaries’ confidential information and trade secrets, including, without limitation, all unpublished patent applications and provisional patent applications and all patentable inventions for which Company or any of its Subsidiaries has not filed a patent application , and for which the Company intends to file a patent application. Neither Company nor any of its Subsidiaries has, and to the Company’s Knowledge, its current and former officers, employees, consultants and independent contractors have not, disclosed to any third party who is not under a duty of confidentiality or who is not entitled to receive such information or materials any confidential information or trade secret of Company or any of its Subsidiaries or any confidential information or trade secret of any third party that has been disclosed to Company or any of its Subsidiaries pursuant to a nondisclosure obligation.

(j)            Assignment of Inventions. Except as set forth in Section 3.10(j) of the Company Disclosure Schedule, all current and former officers and employees, and all consultants and independent contractors of or to Company or any of its Subsidiaries and other third parties that created, prepared or delivered works (including any materials and elements created, prepared or delivered by such parties in connection therewith) for or on behalf of Company or any of its Subsidiaries, and all current and former officers and employees, and all consultants and independent contractors and all other Persons involved in the development of any technology, Software or Intellectual Property owned by the Company or any of its Subsidiaries for or on behalf of Company or any of its Subsidiaries or which is incorporated into a Company Product (excluding Licensed Intellectual Property), have entered into valid and enforceable written agreements with Company pursuant to which Company or its Subsidiaries have obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of all such Intellectual Property developed by such Person in such work, material or invention and such Person has not retained any rights with respect thereto.  Without limiting the generality of the foregoing, no such Person has any claim for consideration, compensation or royalty payments pursuant to Section 134 to the Israeli Patent Law — 1967 or any claims for Moral Rights (as defined in the Israeli Copyright Act - 2007) in connection with any such Company Intellectual Property. Except as set forth in Section 3.10(i) of the Company Disclosure Schedule, to the Company’s Knowledge, none of the Company Intellectual Property owned by the Company was developed by any employee of Company or any of its Subsidiaries outside of the scope of such individual’s employment with Company or any of its Subsidiaries or prior to the date such individual commenced his or her employment with Company or any of its Subsidiaries. To the Company’s Knowledge, no third party has any non-frivolous claim or basis for any claim on any Company Intellectual Property by virtue of having employed or retained any current or former officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries.

(k)           Privacy and Data Protection.  Company and its Subsidiaries have at all times complied with all applicable legal requirements relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of Company including any websites owned and/or operated by Company or any of its Subsidiaries (“Company Websites”).  Company and each of its Subsidiaries has at all times complied in all respects with all rules, policies and procedures established by Company and its Subsidiaries from time to time with respect to the foregoing.  Company and each of its Subsidiaries has since January 1, 2009 posted its privacy-related rules, policies and procedures on the Company Websites, and such statements have accurately reflected

Company’s and its Subsidiaries’ actual privacy-related practices, in all material respects.  No claims have been asserted or, to the Knowledge of the Company, threatened against Company or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any laws, regulations, rules, policies or procedures.  The consummation of the transactions will not breach or otherwise cause any violation of any such laws, regulations, rules, policies or procedures. With respect to all personal and user information gathered or accessed in the course of the operations of Company or any of its Subsidiaries, Company and each of its Subsidiaries has at all times taken all steps commercially reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the Knowledge of Company, there has been no unauthorized access to or other misuse of that information.  Section 3.10(k) of the Company Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company and each of its Subsidiaries at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. Each Company Database that is required to be registered under any Applicable Law has been duly registered and maintained. No breach or violation of any such security policy has occurred or, to the Knowledge of the Company, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.  Each of the Company and its Subsidiaries and each third party acting on behalf of the Company or its Subsidiaries has acquired, collected and used all Personal Data pursuant to, and in accordance with the terms of, valid and enforceable Contracts.  Neither the Company nor any Subsidiary as obtained, collected, transferred or used any Personal Data, or possessed any data that is not publicly available, in violation or breach of any Company Contract or Applicable Law.

(l)            Hardware.  All of Company’s and its Subsidiaries’ computer hardware which was provided to Company or any of its Subsidiaries with installed Software has validly licensed Software installed therein and Company’s and its Subsidiaries’ use thereof does not conflict with, breach or violate any such license or other Contract. All Software installed by the Company or any of its Subsidiaries in any of its computer hardware has been validly licensed and Company’s and its Subsidiaries’ use thereof does not and will not cause any conflict with, breach or violate any such license or other Contract.

(m)          No Harmful Code.  Except as set forth in Section 3.10(n) of the Company Disclosure Schedule, all Company Software owned by Company or a Subsidiary, or included in a Company product or service substantially conforms to all functional, design and performance specifications therefor and to the best Knowledge of the Company does not contain any viruses, Trojan horses, worms or similar harmful code.  Company and its Subsidiaries have satisfactorily tested all Company Products to confirm the foregoing.

(n)           Documentation.  Company and each of its Subsidiaries maintains a policy of documenting all material bugs, errors and defects in all the Company Products.  Company and each of its Subsidiaries has documented all material bugs, errors and defects of which Company and its Subsidiaries has Knowledge in compliance with such policy, and has retained a complete copy of such documentation.

(o)           Standards Bodies.  Except as set forth in Section 3.10(p) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has made any submission or written proposal and is not subject to any agreement with standards bodies or similar entities which obligate Company or any of its Subsidiaries to grant licenses to or otherwise impair any of the Company Intellectual Property.

(p)           Government Funding.  Except as set forth in Section 3.10(q) of the Company Disclosure Schedule, no government funding or facilities of a university, college, other educational institution or research center, was used in the development of the Company Products, computer software programs or applications owned by Company or any of its Subsidiaries.  To Company’s Knowledge, no current or former employee, consultant or independent contractor of Company or any of its Subsidiaries who was involved in, or contributed to, the creation or development of any Company Intellectual Property has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company or any of its Subsidiaries.

3.11.        Contracts.

(a)           Section 3.11(a) of the Company Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of all of the following Contracts to which the Company is a party:

(i)            (A) all Contracts and licenses (whether as licensor or licensee (or both)) as licensor Contract, pursuant to which Company or any Subsidiary is licensed to use, or grants licenses to, any Company Intellectual Property or other products and services to or from any third party (other than licenses to end-users in the Ordinary Course of Business and licenses to Off-the Shelf Software each costing less than $2,000 to replace with equivalent functionality), and (B) any consent, coexistence, or similar agreement restricting Company from using or enforcing Intellectual Property owned by Company or any Subsidiary;

(ii)           all Contracts or series of related Contracts requiring aggregate payments by or to Company or any Subsidiary of more than $50,000;

(iii)          all Contracts with current managers, officers, other employees, consultants, agents, contractors, advisors or sales representatives (A) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment and (B) requiring Company or any Subsidiary to make severance or termination payments (except for severance mandated by law);

(iv)          all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Company or any Subsidiary to engage in any business activity or compete in any geographic area or with any Person, or prohibiting or limiting the ability of any Person to compete with Company or any Subsidiary or in any line of business with Company or any Subsidiary;

(v)           all partnership, joint venture, shareholders’ or other similar Contracts with any Person and any Contract providing for the sharing of profits;

(vi)          all Contracts relating to or evidencing Debt or Shareholder Debt of the Company or the Subsidiary;

(vii)         all Contracts (A) with distributors, dealers, manufacturer’s representatives, sales agencies, advertising agencies or franchisees for or of Company or any Subsidiary; (pursuant to which Company has agreed to act as a distributor, dealer, manufacturer’s representative, sales agent, advertising agents or franchisee for or of another Person, setting forth, where applicable, any termination fees or other penalties which may be assessed against Company as a result of the termination of any such Contract; and (C) providing for the payment of a commission, royalty or similar fee (including to a Government Authority and the OCS) calculated as or by reference to a percentage of the revenues or profits of Company or any Subsidiary or of any business segment of Company or any Subsidiary;

(viii)        all Contracts relating to (A) any past (if any of the terms thereof remain in effect) or future disposition or acquisition of any assets by or to Company or any Subsidiary other than dispositions or acquisitions in the Ordinary Course of Business or dispositions or acquisitions for consideration of less than $10,000; or (B) any merger, consolidation or combination, any sale, dividend, split or other disposition of any equity interests of Company, or any sale, dividend, distribution or other disposition of all or substantially all of the assets of Company;

(ix)           all Contracts (excluding Plans and any Contracts disclosed pursuant to Section 3.11(a)(iv)) between or among Company, on the one hand, and any holder of securities or equity interests of Company or any other Affiliate, on the other hand;

(x)            all Contracts under which Company or any Subsidiary (A) has or has agreed to lease any personal property as lessee or lessor which involve annual lease payments exceeding $10,000; or (B) is a lessee of or holds or operates any items of tangible personal property owned by any third party;

(xi)           all Contracts requiring the payment to any Person of a brokerage or sales commission or a finder’s or referral fee (other than arrangements to pay commissions or fees to employees in the Ordinary Course of Business);

(xii)          all Contracts involving any obligation or Liability of Company or any Subsidiary (whether absolute, accrued, contingent or otherwise), as surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person;

(xiii)         all Contracts calling for or requiring capital expenditures in excess of $50,000;

(xiv)        all Contracts containing or providing for any Tax sharing, Tax allocation or Tax indemnification;

(xv)         any other Contract that is material to Company.

Each Company Material Contract is valid, subsisting, in full force and effect, binding upon and enforceable against Company or the applicable Subsidiary and, to the Knowledge of Company, the other parties thereto in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws attesting the enforcement of creditors’ rights generally and by principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.  Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither Company nor any Subsidiary is in breach of or default under any of the Company Material Contracts, nor, to the Knowledge of Company, is any other party to any Company Material Contract in breach of or default under such Company Material Contract, nor, to the Knowledge of Company, does any condition exist that, with or without notice, lapse of time or the happening or occurrence of any other event, could result in a breach of or constitute a default under any Company Material Contract.  Company has furnished to Buyer prior to the execution and delivery of this Agreement true and complete copies of all Company Material Contracts.

3.12.        Litigation, Disputes.  There is no action, suit, arbitration, mediation, proceeding, claim pending, or to the Knowledge of the Company threatened, and to the Knowledge of the Company there is no investigation pending or threatened, against the Company or the Subsidiary (or, to the Knowledge of the Company, against any officer, director, shareholder, employee or agent of the Company or the Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or any such Subsidiary) before any Governmental Authority, arbitrator or mediator, nor, to the Knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened.  There is no judgment, decree, injunction, ruling or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or the Subsidiary.  To the Company’s Knowledge, there is no non-frivolous basis for any person to assert a claim against the Company based upon the Company’s entering into this Agreement or any Transaction Documents or consummating the Share Purchase or any of the transactions contemplated by this Agreement or any Transaction Documents.  Neither the Company nor the Subsidiary has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

3.13.        Compliance; Governmental Authorizations.

(a)           Company and each Subsidiary has to its Knowledge complied and is presently in compliance in all material respects with all Applicable Laws applicable to it or the Company Business, the properties, other assets and securities of the Company or such Subsidiary, or to the products and services sold by Company or such Subsidiary (including, without limitation, Applicable Laws applicable to labor, employment and employment practices, terms and conditions of employment and wages and hours).  Company and each Subsidiary has all material Permits necessary in the conduct of the Company Business. Such Permits are in full force and effect, no violations are or have been recorded in respect of any thereof and no proceeding is pending or, to the Knowledge of Company, threatened to revoke or limit any such Permit.  Section 3.13 of the Company Disclosure Schedule contains a true and complete list of all such Permits under which Company or any Subsidiary is operating or bound, neither Company nor any Subsidiary is in default or alleged to be in default under any such Permit and Company has furnished to Buyer true and complete copies thereof.  Each Permit will be in full force and effect immediately following the Closing and will not expire or terminate as a result of the transactions contemplated by this Agreement.

(b)           Except as disclosed in Section 3.13(b) of the Company Disclosure Schedule, and without limiting the generality of Section 3.13(a), the Company Business does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli Legal Requirements, and no Company Business requires the Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other Applicable Law regulating the development, commercialization or export of technology.

3.14.        Employees; Labor Relations.

(a)           Section 3.14 of the Company Disclosure Schedule contains a true and complete list of all current employees as of the date of this Agreement, and correctly reflects: (i) each employee’s name and date of hire or, if applicable, such employee’s commencement date of employment in the same work place; (ii) such employee’s position, full-time or part-time status, including each such employee’s classification as either exempt or non-exempt from the overtime requirements under any Applicable Law; (iii) such employee’s monthly base salary or hourly wage rate, as applicable; (iv) any other compensation payable to such employee, including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements, overtime payment, vacation entitlement and accrued vacation or paid time-off balance, travel pay or car maintenance or car entitlement, reimbursement of cellular phone usage entitlement, meal subsidizing, sick leave entitlement and accrual, recuperation pay entitlement and accrual, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance and education fund (‘keren hishtalmut’)), such employee’s respective contribution rates and the salary basis for such contributions, whether such employee is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and to the extent such employee is subject to Section 14 Arrangement, an indication whether such arrangement was properly implemented and has been applied as of the commencement date of employment, and if not, as of which date was such arrangement implemented), notice period entitlement and any Tax gross up entitlement; and (v) any promises or commitments made to any employee, whether in writing or orally, with respect to any future changes or additions to compensation or benefits.

(b)           To the Knowledge of Company, no officer or employee of Company or other Person is in violation of any term of any employment contract, patent disclosure agreement, confidentiality and invention assignment agreement or any other Contract relating to the relationship of such officer, employee or other Person with Company or any other party because of the nature of the business conducted or proposed to be conducted by Company.  Except as set forth in Section 3.14 of the Company Disclosure Schedule, as of the Agreement

Date, no employee has informed Company of their intention to terminate employment with Company.

(c)           As of the Agreement Date:  (i) Company is in compliance in all material respects with all Applicable Laws respecting labor, employment and employment practices, terms and conditions of employment and wages and hours; (ii) there is no unfair labor practice complaint against Company pending before the National Labor Relations Board or any comparable Governmental Authority; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of Company, threatened against or involving Company; (iv) Company is not a party to, nor is it bound by, any collective bargaining agreement or similar labor agreement; (v) no labor union has taken any action with respect to organizing the employees of Company; and (vi) neither any grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against Company.

(d)           With respect to employees of the Company who reside or work in Israel (the “Israeli Employees”) unless otherwise noted in Section 3.14 of the Company Disclosure Schedule: (i) the employment of each Israeli Employee is subject to termination upon not more than thirty (30) days prior written notice under the termination notice provisions included in the employment agreement with such Israeli Employee or Applicable Law; (ii) all obligations of the Company to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law (5723-1963) are fully funded or accrued on the Company Financial Statements; (iii) no Israeli Employee’s employment by the Company requires any special license, permit or other governmental authorization; (iv) there are no unwritten policies, practices or customs of the Company that entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by Applicable Law or under the terms of such Israeli Employee’s employment agreement (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay when it is not required under applicable legal requirements); (v) all amounts that Company is legally or contractually required either (x) to deduct from Israeli Employees’ salaries or to transfer to such Israeli Employees’ managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israeli Code and the National Insurance Law or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and the Company is not delinquent in making any such deduction, transfer, withholding or payment; (vi) the Company is in compliance in all material respects with all Applicable Law and contracts relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli Employees, including but not limited to The Prior Notice to the Employee Law, 2002, The Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, The Employment by Human Resource Contractors Law, 1996, and the Advance Notice for Dismissal and Resignation Law, 5761-2001; and (vii) except as set forth in Section 3.14 of the Disclosure Schedule, the Company has not engaged any consultants, sub-contractors or freelancers.  Except for extension orders [tzavei harchava] applying to all employees in the State of Israel, the Company is not subject to, and no employee of the Company or any of its Subsidiaries benefits from, any extension order. The Company has furnished to Buyer (a) copies of all material agreements with Israeli human resource contractors, or with Israeli consultants, sub-contractors or freelancers; and (b) copies of material manuals and material written policies relating to the employment of Israeli Employees. “Israeli Employee” shall be construed to include consultants, sales agents and other independent contractors who spend (or spent) a majority of their working time in Israel on the business of the Company each of whom shall be so identified in Section 3.14 of the Company Disclosure Schedule.

(e)           As of the Closing Date, all bonus payments due to any employees or consultants of the Company, including any Closing Bonus or other bonuses related to periods prior to the Closing Date as reflected in Section 3.14(e) of the Company Disclosure Schedule shall have been paid, are reflected in the Spreadsheet, or reflected as a liability in the Preliminary Closing Balance Sheet

3.15.        Employee Benefit Plans and Contracts.

(a)           Except for the arrangements set forth on Section 3.15(a) of the Company Disclosure Schedule, the Company does not maintain or contribute to, and does not have any outstanding liability to or in respect of or obligation under, any plan, program or arrangement providing bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity-based compensation, severance pay, group or individual medical, life or other insurance, profit-sharing, or pension plan, whether formal or informal (the “Plans”) for the benefit of any director, officer, consultant or employee, whether active or terminated, including but not limited to by reason of being or having been treated as a “single employer” under section 414 of the Code (an “ERISA Affiliate”).  No Plan is sponsored, maintained or contributed to by any Person other than the Company, and no Plan benefits any Person other than current or former employees, directors, officers or consultants of the Company (and their beneficiaries).  The Company has no formal plan or commitment, whether legally binding or not, to create any additional Plan or modify, change or terminate any existing Plan.  No communication, report or disclosure has been made which, at the time made, did not accurately reflect the material terms and operations of any Plan.

(b)           With respect to each of the Plans, the Company has heretofore delivered to Buyer true and complete copies of each of the following documents:  (i) the Plan and related documents (including all amendments thereto); (ii) the three most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent summary plan description and all material employee communications relating to such Plan; (iv) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory authority relating to each Plan; (v) any associated trust, custodial, insurance or service agreements; and (vi) any written policies or procedures used in the administration of such Plan.

(c)           The Company has not undertaken to maintain any Plan for any period of time, and each Plan may be amended or terminated without liability to the Company.  Each Person who performs services for the Company has been, and is, properly classified by the Company as an employee or independent contractor.  No amounts payable under the Plans, and no payments or other benefits made or provided or to be made or provided in connection with or as a result of the transactions contemplated by this Agreement and the other Transaction

Documents, will be an “excess parachute payment” (as defined in Section 280G of the Code) subject to Section 280G of the Code.

(d)           No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title.

3.16.        Insurance.  Section 3.16 of the Company Disclosure Schedule contains an accurate and complete list of all policies of liability, theft, fidelity, fire, product liability, errors and omissions, workmen’s compensation, indemnification of managers and officers and other forms of insurance (specifying the insurer, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder) owned or held by Company or any Subsidiary or under which the properties or assets or the Company or any Subsidiary are covered.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been and, prior to the Closing, will be paid, and no notice of cancellation or termination has been received with respect to any such policy.  Such policies (a) are sufficient for compliance with all material requirements of all Contracts to which Company or any Subsidiary is a party; (b) are valid, outstanding and enforceable policies; (c) will remain in full force and effect through the respective dates set forth in Section 3.16 of the Company Disclosure Schedule without the payment of additional premiums; and (d) except as set forth in Section 3.16 of the Company Disclosure Schedule, will not be adversely affected by, or terminate or lapse by reason of, any of the transactions contemplated by this Agreement.  Section 3.16 of the Company Disclosure Schedule also contains a history of all claims made by or on behalf of Company under all such policies of insurance and the current status of such claims.

3.17.        Absence of Changes.  Since the Company Balance Sheet Date, (a) Company has conducted its business and operations in the Ordinary Course of Business and (b) through the Agreement Date, except as set forth in Section 3.17 of the Company Disclosure Schedule, there has not occurred:

(a)           any event or occurrence which has had or could reasonably be expected to have a Company Material Adverse Effect;

(b)           any destruction of, material damage to or loss of any material assets of Company or any Subsidiary (whether or not covered by insurance);

(c)           any material adverse change in Company’s working capital, Liabilities (absolute, accrued, contingent or otherwise) or reserves;

(d)           the incurrence by Company or any Subsidiary of any Liability except items incurred in the Ordinary Course of Business and which are not, individually or in the aggregate, material to Company, or any increase, or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

(e)           any payment, discharge, cancellation or satisfaction of any Liability of Company or any Subsidiary other than the payment, discharge or satisfaction in the Ordinary Course of Business of Liabilities reflected or reserved against in the Company Balance Sheet;

(f)            any increase in the aggregate amount of Company’s accounts payable greater than $10,000;

(g)           except for inventory or equipment acquired in the Ordinary Course of Business, any acquisition by Company or any Subsidiary of all or any part of the assets, properties, capital stock, equity interests or business of any other Person;

(h)           except in the Ordinary Course of Business, any sale, abandonment or any other disposition of any assets or properties of Company or any Subsidiary;

(i)            any disposal or lapse of any rights to the use of any Company Intellectual Property, or disposal of or disclosure to any Person other than representatives of Buyer or parties to customary non-disclosure agreements entered in the Ordinary Course of Business of any trade secret or Company Intellectual Property not theretofore a matter of public knowledge;

(j)            any material transaction, Contract or commitment entered into by Company or any Subsidiary;

(k)           except in the Ordinary Course of Business, any license, sale, transfer, pledge, mortgage or other disposition of any material tangible or intangible asset (including any Company Intellectual Property);

(l)            any termination of, or written indication of an intention to terminate or not renew, any Company Material Contract, including any license, between Company or any Subsidiary and any other Person;

(m)          any amendment, termination or waiver of any rights of material value to Company or any Subsidiary;

(n)           any material write-down or write-up of the value of any asset, or any material write-off of any accounts receivable or notes receivable of Company or any Subsidiary or any portion thereof;

(o)           any increase in compensation, bonus or other benefits payable or to become payable by Company or any Subsidiary to any of its managers, officers or employees, other than in the Ordinary Course of Business or any amendment to any Plan or any material increase in Liabilities in respect of the Plans;

(p)           any employment or retention by Company or any Subsidiary of a new employee or consultant or any entering into or granting by Company of any new employment agreement providing for annual compensation over $100,000, any new employee benefit, deferred compensation or other similar employee benefit arrangement, or any new consulting arrangement and any grant of any severance or termination rights to any manager, officer or employee of Company or any Subsidiary or any increase in, material modification to, or acceleration of any benefits payable or to become payable under existing severance or termination pay policies or employment agreements or under any bonus, pension, severance, insurance or other benefit plan, payment or arrangement (including, but not limited to, the granting of any equity incentive awards or equity appreciation rights) made to, for or with any manager, officer, employee, consultant or agent of Company or any Subsidiary;

(q)           any termination of employment of any officer or employee of Company or any Subsidiary or any notification of intention by any officer or employee of Company or any Subsidiary to resign from such office or employment with Company;

(r)            the making of any loan, advance or capital contribution to or investment in any Person or the engagement in any transaction with any manager, officer, employee or shareholder of Company or any Subsidiary, other than advances to employees in the Ordinary Course of Business for travel and similar business expenses;

(s)           any change in the accounting methods or practices followed by Company or any change in depreciation or amortization policies or rates theretofore adopted;

(t)            any change or revocation of a material Tax election, or any new Tax election, or any filing of amended Tax returns, any entry into a closing agreement relating to Taxes or any settlement of any Tax claim, audit or assessment, nor has any application or negotiation for or receipt of a Tax ruling or arrangement been made by any the Company or, to the Company’s Knowledge, the Shareholders or on their behalf, whether or not in connection with the transactions contemplated by this Agreement, except as explicitly contemplated in this Agreement;

(u)           the commencement or settlement of any litigation by or, to the Knowledge of the Company, against the Company or any Subsidiary;

(v)           any amendments or changes in the Company Charter.

(w)          any application for or receipt of a Grant;

(x)            the creation of any subsidiary of Company; or

(y)           any commitment, understanding, Contract, authorization or proposal by Company or any Subsidiary or any of its managers, officers or employees, whether in writing or otherwise, to do any of the things described in the preceding clauses (a) through (x).

3.18.        Bank Accounts; Powers of Attorney.  Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of (i) all bank accounts and safe deposit boxes of the Company and the Subsidiaries and all Persons who are signatories thereunder or who have access thereto and (ii) the names of all Persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Company or any Subsidiary and a summary of the terms thereof.

3.19.        Certain Business Relationships.  Except as set forth in Section 3.19 of the Company Disclosure Schedule:

(a)           No current officer of Company or any Subsidiary is now, or has been since the inception of Company, a party to any transaction with the Company or any Subsidiary (including, but not limited to, any Contract providing for the furnishing of services by, or rental of real or personal property from, or borrowing money from, or otherwise requiring payments to, any such officer or shareholder of Company or associate thereof).

(b)           No current officer of Company or any Subsidiary (i) owns or holds, directly or indirectly, any asset, property or right, tangible or intangible, which is used in the business of Company, (ii) has any claim, charge or cause of action against Company or any Subsidiary, other than claims for reasonable unreimbursed travel or similar business expenses, accrued vacation pay or accrued benefits under any Plan existing on the Agreement Date, (iii) owes any money to Company, or (iv) to the Company’s Knowledge, owns or holds, directly or indirectly, an interest in any competitor, supplier or customer to Company, other than holdings solely for passive investment purposes of less than 2% of a class of securities of a publicly traded Company.

3.20.        Books and Records.  The books of account, minute books, share register and other similar records of Company and each Subsidiary are true, complete and correct in all material respects and have been maintained in accordance with sound business practice.  Company and each Subsidiary has made and kept books, records and accounts which accurately and fairly reflect its transactions and the dispositions of its assets.  The share register of Company, a true and complete copy of which has been furnished to Buyer prior to the execution and delivery of this Agreement, is complete and correct.  The minute books of the Company and each Subsidiary, a true and complete copy of which have been furnished to Buyer prior to the execution and delivery of this Agreement, contain true and complete records of all meetings held of, and corporate and shareholder action taken by, the board of directors or shareholders of the Company and each Subsidiary and of all written consents executed in lieu of the holding of any such meeting.  No meeting of the board of directors or shareholders of the Company has been held for which minutes have been prepared and are not contained in such minute books.

3.21.        Customers, Suppliers and Key Employees.

(a)           Neither the Company nor any Subsidiary has outstanding material disputes concerning their respective products and/or services with any customer or distributor who was a source of revenue to the Company or any Subsidiary of more than $100,000 in the twelve (12) month period ending on June 30, 2011 (each, a “Significant Customer”), and the Company has no Knowledge of any material dissatisfaction on the part of any Significant Customer.  Each Significant Customer, together with the amount of revenues paid or payable by such Significant Customer to the Company and the Subsidiary between July 1, 2010 and June 30, 2011 is listed on Section 3.21(a) of the Company Disclosure Schedule.  The Company has not received any written or oral notice from any Significant Customer that such customer shall not continue as a customer of the Company or any Subsidiary, as applicable, or that such customer intends to terminate or materially modify existing Contracts with the Company or such Subsidiary, as applicable, (or Buyer) or that such customer refuses to make payments for Products delivered or services rendered.  Neither the Company nor the Subsidiary has had any of Company Products returned by a Significant Customer thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material amount of revenue by the Company or such Subsidiary, as applicable.

(b)           Neither the Company nor any Subsidiary has had an outstanding material dispute concerning products and/or services provided by any supplier, licensor or service provider to whom the Company or the Subsidiary paid (or accrued an obligation to pay) more than $100,000 during the twelve (12) month period ending on June 30, 2011 (each, a “Significant Supplier”) and the Company has no Knowledge of any material dissatisfaction on the part of any Significant Supplier.  Each Significant Supplier, together with the amount of revenues paid or payable to such Significant Supplier by the Company and the Subsidiary between July 1, 2010 and June 30, 2011 is listed on Section 3.21(b) of the Company Disclosure Schedule.  Neither the Company nor the Subsidiary has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or any Subsidiary or that such supplier intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or Buyer). The Company and each Subsidiary have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company Businesses, and the Company has no Knowledge of any reason why they will not continue to have such access on commercially reasonable terms.

(c)           Each of The Key Employee’s is a current employee of the Company and in good standing and, to the knowledge of the Company, each of such Key Employee plans to remain employed with the Company after the Closing and no facts or circumstance exist which are likely to lead to any such Key Employee resigning or being terminated within the one (1) year period following the Closing.

3.22.        Transaction Expenses.  The investment banker, broker, finder, legal and accounting advisors, and any other persons, to whom the Company currently expects to owe fees and expenses that will constitute Transaction Expenses are set forth on the Certificate of Transaction Expenses, and other than the Transaction Expenses that will be due to the entities set forth on Certificate of Transaction Expenses, there are no Transaction Expenses.

3.23.        Environmental Matters.

(a)           The Company, each Subsidiary and their respective predecessors are in material compliance with all Environmental Laws (as defined below).  Neither the Company nor any Subsidiary has received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company or such Subsidiary is not in compliance with any Environmental Law, and to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the material compliance by the Company or the Subsidiary with any current Environmental Law in the future.     Neither the Company nor any of its Subsidiaries has received any Permits pursuant to any Environmental Law.

(b)           For purposes of this Section 3.23 and the Company Disclosure Schedule:  (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law.

3.24.        Grants, Incentives and Subsidies.  Section 3.24 of the Company Disclosure Schedule provides a complete list, as of the Agreement Date, of all pending and outstanding grants, incentives, exemptions and subsidies from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to the Company or any of its Subsidiaries, including grant of Approved Enterprise Status from the Investment Center and grants from the OCS (collectively, “Grants”).  The Company has made available to the Buyer, prior to the Agreement Date, correct copies of all material documents evidencing Grant applications submitted by the Company and of materially all letters of approval, certificates of completion, and supplements and amendments thereto, granted to the Company, and all material correspondence related thereto. Section 3.24 of the Company Disclosure Schedule lists, as of the Agreement Date:  (a) all material undertakings of the Company or any of its Subsidiaries given in connection with the Grants; (b) the aggregate amount of each Grant; (c) the aggregate outstanding obligations of the Company under each Grant with respect to royalties; and (d) the composition of such obligations or amount by the product or product family to which it relates. The Company is in compliance, in all material respects, with the terms and conditions of all Grants which have been approved and has duly fulfilled, in all material respects, all the undertakings required thereby to be fulfilled prior to the Agreement Date. The Company is not aware of any event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Grants that have been approved.

3.25.        Absence of Questionable Payments.  Neither the Company nor its Subsidiaries nor any director, officer, employee or, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act.  Neither the Company nor any of its Subsidiaries nor any current director, officer, employee or, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has accepted or received any unlawful contributions, payments, gifts or expenditures.  The Company is in material compliance with the provisions of Section 13(b) of the Exchange Act as it is applicable to the Company.  Neither the Company nor its Subsidiaries nor any director, officer, employee or to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or its Subsidiary has acted in violation of Title 5 of the Israeli Penalty Law (Bribery Transactions) or the Israeli Prohibition on Money Laundering Law, 2000.

3.26.        Number of Selling Shareholders, No Prospectus Required.  The aggregate number of the Selling Shareholders,   Liquidation Event Participants and other Persons receiving shares of Buyer Common Stock in connection with the transactions contemplated hereby that are not exempt from the prospectus requirement of the Israeli Securities Law.

3.27.        Disclosure.  No representation or warranty contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate furnished to Buyer pursuant to any provision of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDERS

Each of the Selling Shareholders with respect to itself only, hereby severally (and not jointly) represents, warrants and covenants to Buyer as follows:

4.1.          Title; Absence of Certain Contracts.  Such Selling Shareholder is the lawful, record and beneficial owner of, and has good and marketable title to the Company Shares set forth opposite the name of such Selling Shareholder on Exhibit A, with the full power and authority to vote such Company Shares, and transfer and otherwise dispose of such Company Shares, and any and all rights and benefits incident to the ownership thereof free and clear of all Encumbrances, and there are no agreements or understandings between such Selling Shareholder and any other Shareholder or any other Person with respect to the voting, sale or other disposition of the Company Shares.

4.2.          Power and Authority.  Such Selling Shareholder has full power and authority to enter into this Agreement and, if applicable, each Transaction Document being executed and delivered by such Selling Shareholder simultaneously herewith; and this Agreement and each Transaction Document to which such Selling Shareholder is a party have been duly executed and delivered by or on behalf of such Selling Shareholder, and are the valid and binding obligation of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.  Neither the execution, delivery and performance of this Agreement and each Transaction Document to which such Selling Shareholder is a party, nor the consummation of the transactions contemplated hereby or thereby by such Selling Shareholder nor compliance by such Selling Shareholder with any of the provisions hereof or thereof will (i) conflict with, (ii) result in any violations of, (iii) cause a default under (with or without due notice, lapse of time or both), (iv) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under or (v) result in the creation of any Encumbrance upon or against any assets, rights or property of the Company (or against any Company Shares) under any term, condition or provision of (A) any agreement or instrument to which such Selling Shareholder is a party, or by which such Selling Shareholder or any of his or its properties, assets or rights may be bound or (B) any, order, writ, injunction, decree, permit, concession, license or franchise of any

Governmental Authority applicable to such Selling Shareholder or any of his properties, assets or rights, which conflict, breach, default or violation or other event would prevent the consummation of the transactions contemplated by this Agreement or any Transaction Document to which such Selling Shareholder is a party.  Except as set forth on Section 3.5 of the Company Disclosure Schedule (which, if so disclosed shall have been effectively made or obtained (as the case may be) on or prior to the Closing, unless otherwise waived by Buyer) no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by such Selling Shareholder of this Agreement, each Transaction Document to which such Selling Shareholder is a party or the consummation by such Selling Shareholder of the transactions contemplated hereby or thereby.  Such Selling Shareholder hereby waives his, her or its rights to all advance notices required to be given to such holder in connection with this Agreement and the transactions contemplated hereby under the Company Charter, any applicable Contract or Applicable Law.

4.3.          Brokers.  Such Selling Shareholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

4.4.          Payment for Company Shares/Shareholder Loans.

4.4.1.       Except as set forth in Article 2 of this Agreement, at and following the Closing the Selling Shareholder is not entitled to any payment from Buyer or the Company in respect of any Company Shares issued or issuable to the Selling Shareholder

4.4.2.       Except as set forth in Article 2 of this Agreement, at and following the Closing the Selling Shareholder is not entitled to any payment from Buyer or the Company in respect of any Shareholder Loans provided to the Company.

4.4.3.       The Selling Shareholder represents, warrants and agrees that the information set forth on the Spreadsheet, as it relates to such Selling Shareholder, is true and correct in all respects

4.5.          Legal Proceedings.  There is no action, suit, arbitration, mediation, proceeding or claim pending, or to the Knowledge of the Selling Shareholder, threatened, and to the Knowledge of the Selling Shareholder there is no investigation pending or threatened, against the Selling Shareholder that may prevent, prohibit, impair, hinder or delay the consummation of the transactions contemplated by this Agreement before any Governmental Authority, arbitrator or mediator.  There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Selling Shareholder that may prevent, prohibit, impair, hinder or delay the consummation of the transactions contemplated by this Agreement.  To the Knowledge of the Selling Shareholder, there is no non-frivolous basis for any person to assert a claim against the Selling Shareholder based upon the Selling Shareholder entering into this Agreement or any related agreement or consummating the Share Purchase or any of the transactions contemplated by this Agreement or any related agreement.

4.6.          Investment Representation Statement.  Such Selling Shareholder is (i) an accredited investor within the meaning of Regulation D prescribed by the SEC pursuant to the Securities Act (a “Regulation D Investor”), and/or (ii) not a U.S. Person as defined in Regulation S promulgated under the Securities Act (a “Regulation S Investor”). If such Selling Shareholder is a Regulation D Investor, such Selling Shareholder also represents that: (x) it can afford to bear the economic risk of holding the Buyer Common Shares for an indefinite period and can afford to suffer the complete loss of such Selling Shareholder’s investment in the Buyer Common Shares; (y) its knowledge and experience in financial and business matters is such that such Selling Shareholder is capable of evaluating the risks of the investment in the Buyer Common Shares; (z) only to the extent that such Selling Shareholders is not an individual, either it has not been organized for the purpose of acquiring the Buyer Common Shares, or all the equity owners of such Selling Shareholders are Regulation D Investors. If such Selling Shareholder is a Regulation S Investor, such Selling Shareholder also represents that: (1) it is not a U.S. Person, (2) it was not organized under the laws of any United States jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act , (3) on the date hereof, the Regulation S Investor is outside the United States, (4) the Selling Shareholder is not acquiring the Buyer Common Shares for the account or benefit of any U.S. Person, (5) it will not, during the one-year period starting on the date of such Selling Shareholder’s purchase and receipt of the Buyer Common Shares, offer or sell any of the Buyer Common Shares (or create or maintain any derivative position equivalent thereto) in the United States, to or for the account or benefit of a U.S. Person other than in accordance with Regulation S or pursuant to an effective registration statement under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws (and such Selling Shareholder acknowledges and agrees that the Buyer shall refuse to register any transfer of Buyer Common Stock not made in accordance with these provisions) and (6) it will, after the expiration of such one-year period, offer, sell, pledge or otherwise transfer the Buyer Common Shares (or create or maintain any derivative position equivalent thereto) only pursuant to an effective registration statement under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws. Each Selling Shareholder has confirmed on the signature page hereto whether such Selling Shareholder is a Regulation D Investor or a Regulation S Investor for purposes of the Agreement, and such Selling Shareholder represents and warrants that the information set forth in its respective signature page is true and correct.

4.7.          Tax Withholding Information.  All information provided to Buyer by or on behalf of such Selling Shareholder for purposes of enabling Buyer to determine the amount to be deducted and withheld from the consideration payable to such Selling Shareholder pursuant to this Agreement under Applicable Law is accurate and complete.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Selling Shareholders as follows:

5.1.          Organization; Good Standing; Qualification and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted.  Buyer is duly qualified or licensed to do business as a foreign corporation, and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified would not prevent or impair in any material respect the ability of Buyer to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement.

5.2.          Authority.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and each instrument required hereby to be executed and delivered by it, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are required to authorize this Agreement or any of the instruments required hereby or for Buyer to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and upon execution and delivery thereof by Buyer, each instrument required hereby to be executed and delivered by Buyer, will be, duly and validly executed and delivered by Buyer, assuming the due and valid authorization, execution and delivery by the other Parties thereto, constitutes, or in the case of each such instrument, will constitute, a valid and binding obligation of Buyer, enforceable against it in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws attesting the enforcement of creditors’ rights generally and by principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

5.3.          Noncontravention.  Neither the execution and delivery by Buyer of this Agreement or any instrument required hereby to be executed and delivered by it, the performance by Buyer of its obligations hereunder or thereunder, the consummation by Buyer of the transactions contemplated hereby or thereby, or the compliance by Buyer with any of the provisions hereof or thereof, will: (a) violate any provision of the Certificate of Incorporation, as amended, or bylaws of Buyer, or (b)(i) violate, conflict with or require any notice, filing, consent, waiver or approval under any Applicable Law to which Buyer or any of its properties, contracts or other assets are subject or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrances upon the properties, contracts or other assets of Buyer under, or require any notice, approval, waiver or consent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets, may be bound or affected, other than, in the case of clauses (i) and (ii), any such items that would not be reasonably likely, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

5.4.          Financial Capacity.  On the Agreement Date and on Closing Date, Buyer shall have the financial capability to pay the consideration as contemplated by this Agreement.

5.5.          Litigation, Disputes.  There is no action, suit, arbitration, mediation, proceeding, claim pending, or to the Knowledge of the Buyer (including threatened, and to the Knowledge of the Buyer there is no investigation pending or threatened, against Buyer or any of its Subsidiaries before any Governmental Authority, arbitrator or mediator, nor, to the Knowledge of the Buyer, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened.  There is no judgment, decree, injunction, ruling or order of any Governmental Authority, arbitrator or mediator outstanding against the Buyer or any of its Subsidiaries.  To the Buyer’s Knowledge, there is no non-frivolous basis for any person to assert a claim against the Buyer based upon the Buyer’s entering into this Agreement or any Transaction Documents or consummating the Share Purchase or any of the transactions contemplated by this Agreement or any Transaction Documents.  The Buyer or any of its Subsidiaries does not haves any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

5.6.          Capitalization. Valid Issuance of Buyer Common Stock.  The authorized capital stock of Buyer consists of 150,000,000 shares of Buyer Common Stock, 13,000,000 shares of Class B Common Stock and 2,000,000 shares of preferred stock.  As of September 14, 2011, (a) 83,136,262 shares of Buyer Common Stock, 35,556 shares of Class B Common Stock and no shares of preferred stock were outstanding and (b) 10,769,370 shares were issuable pursuant to outstanding options, warrants and other convertible securities.  The shares of Buyer Common Stock to be issued pursuant to the terms of this Agreement will be duly authorized, validly issued, fully paid, and non-assessable and will not be subject to any preemptive rights or any Encumbrance not created by the applicable Selling Shareholder or applicable laws or regulations.

5.7.          SEC Filings and Financial Statements.  Buyer has filed with the SEC all forms, reports and documents required to be filed with the SEC under the Exchange Act and the Securities Act since January 1, 2011 (the “SEC Reports”).  As of their respective filing dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer (including any related notes thereto) contained in the SEC Reports were, as of the dates and periods indicated, prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.8.          No Israeli Presence.  Buyer does not maintain any operations in Israel, does not have any subsidiaries incorporated in or operating in Israel, and does not conduct business on a regular basis in Israel. Buyer could not reasonably be considered to be a “monopoly” with respect to the provision of any category of goods or services as defined in the RTPA.

5.9.          Opportunity to Examine the Company.  Buyer has been given full access to the Company’s records, has completed satisfactory due diligence of the Company. Moreover Buyer has had the opportunity to discuss the Company’s business, management and financial affairs with its management and the opportunity to review the Company’s facilities.  It has also had an opportunity to ask questions of officers of the Company.

ARTICLE 6

COVENANTS

6.1.          Reserved.

6.2.          Reserved.

6.3.          Reserved.

6.4.          Further Assurances.  Each Party to this Agreement shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

6.5.          Reserved.

6.6.          Reserved.

6.7.          Reserved.

6.8.          Reserved.

6.9.          Tax Matters.

(a)           Filing of Tax Returns and Payment of Taxes.  The Buyer shall cause the Company and the Subsidiaries to file, in a timely and proper manner, all Tax Returns required to be filed by the Company after the Closing Date, and pay timely any Taxes due in respect of such Tax Returns; provided that the Representative shall be entitled to review and approve the relevant portions of any Tax Returns for periods for which the Indemnifying Selling Shareholders may have an obligation to indemnify for Taxes hereunder, which approval shall not be unreasonably withheld or delayed.

(b)           Allocation of Liability for Taxes.  The Company shall be responsible for all Taxes of the Company and the Subsidiaries relating to (i) any taxable period that ends on or before the Closing Date and (ii) the portion of any Straddle Period ending at the end of the Closing Date as determined in accordance with Section 6.9(c) below, provided however that the Indemnifying Selling Shareholders shall indemnify the Buyer for any taxes not paid by the Company as set forth above pursuant to Section 8. hereunder.  The Buyer shall be responsible for all Taxes of the Company relating to (i) any taxable period that begins after the Closing Date, and (ii) the portion of any Straddle Period beginning after the Closing Date as determined in accordance with Section 6.9(c) below.

(c)           Allocation of Taxes for Straddle Periods.  For purposes of this Section 6.9, whenever it is necessary to allocate the liability for Taxes for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending at the end of the Closing Date (to be reimbursed from the Escrow Shares) and the portion of the Straddle Period beginning after the Closing Date (borne by the Buyer) will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one of which ended at the close of business on the Closing Date and the other of which began at the beginning of the day after the Closing Date, and items of income, gain, deduction, loss or credit of the Company for the Straddle Period will be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned between such two Taxable years or periods on a daily basis.

(d)           Israeli Tax Rulings. The Company’s advisors are seeking to obtain  certain rulings from the ITA as follows:

(i)            a ruling that (1) exempts Buyer and its agents from any obligation to withhold Israeli Tax at source from the consideration payable to the Selling Shareholders pursuant to this Agreement as of the Closing; and (2) defers applicable withholding requirements to such dates as are specified by the ITA and/or the terms and conditions set forth in Section 104H of the Israeli Code; and (3) provides that all payments to the Escrow Agent of the Escrow Shares shall not be subject to Israeli Tax or withholding requirements  (the “Israeli Withholding Tax Ruling”); and

(ii)           a ruling that exempts Buyer and its agents from any obligation to withhold Israeli Tax at source at the closing from the Liquidation Event Payment to which the Liquidation Event Participants are entitled; and that defers applicable withholding requirements as set forth in such rulings (the “Israeli Liquidation Event Payment Ruling” and together with the Israeli Withholding Tax Ruling, the “Israeli Tax Rulings”).

The Company shall, and shall instruct its representatives and advisors to, cooperate with Buyer and its Israeli counsel, representatives and advisors with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings.  Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to obtain the Israeli Tax Rulings, as promptly as practicable.  To avoid doubt, the Company, its representatives and advisors shall not make any application to, or conduct any negotiation with, the Israeli tax authorities with respect to any matter relating to the subject matter of the Israeli Tax Rulings without the consent of the Buyer. Notwithstanding, the final text of the Israeli Tax Rulings shall in all circumstances be subject to the prior written confirmation of Buyer, which consent shall not be unreasonably withheld.

6.10.        Reserved.

6.11.        Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Closing, Buyer will cause the Company to fulfill and honor, subject to any limitations under Applicable Law, the obligations of the Company pursuant to the indemnification agreements set forth in Section 6.11 of the Company Disclosure Schedule as in effect on the date hereof between the Company and its current and former directors and officers (the “Indemnified Parties”) with respect to acts or omissions occurring on or prior to the Closing Date and solely to the extent that indemnification is provided under the indemnification agreements with such individuals.

(b)           Prior to the Closing, the Company shall purchase a tail policy or policies of officers’ and directors’ liability insurance for acts and omissions occurring prior to the Closing (“D&O Insurance”) with coverage in an amount of at least $3,000,000 for a period of seven years after the Closing).

(c)           Following the Closing, Buyer shall cause the Company to keep in effect for seven years after the Closing all provisions in the Company’s articles of association that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company with respect to acts or omissions occurring on or prior to the Closing Date and to the extent that are presently indemnified by the Company and any such provisions shall not be amended except as either required by Applicable Law or to make changes permitted by Law that would not adversely effect the rights of past or present officers and directors to indemnification and advancement of expenses.

(d)           The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.12.        Certain Operational Covenants.

The Company shall take all reasonable actions requested by Buyer to allow Buyer to remove, effective immediately following the Effective Time, as signatories from each of the current authorized signatories on all of the bank and deposit accounts of the Company and to designate the representatives of Buyer as the sole authorized signatories on such accounts.

6.13.        S-3 Registration Statement; Selling Shareholder Covenants.

(a)           Buyer shall prepare and file with the SEC, within 40 days following the Closing Date, a resale registration statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 in order to register with the Commission the resale by the applicable Selling Shareholders and Liquidation Event Participants, from time to time, of the shares of Buyer Common Stock issued to them through Nasdaq or the facilities of any national securities exchange on which Buyer’s Common Stock are then traded or otherwise (a “Registration Statement”).  The Buyer shall use reasonable best efforts to cause such Registration Statement to be declared effective as soon thereafter as reasonably practicable, and in any event within four (4) Business Days of receiving SEC clearance to do so, and maintain the

Registration Statement effective until the date on which all shares of Buyer Common Stock covered by the Registration Statement may be sold pursuant to Rule 144 of the Securities Act (such time frame, the “Effective Period”), provided that in no event shall the Buyer be required to cause the Registration Statement to be declared effective during any black-out or similar period established by it restricting the trading Buyer Common Stock by its officers, employees and/or directors.  Following the effectiveness of the Registration Statement, Buyer may, at any time, suspend the effectiveness of the Registration Statement for up to an aggregate of 30 days, as appropriate (a “Suspension Period”), by giving notice to the Representative, if Buyer shall have determined that Buyer may be required by law to disclose any material corporate development or such suspension is otherwise required by applicable securities laws.  Notwithstanding the foregoing, Buyer may not suspend the effectiveness of the Registration Statement more than two times during any twelve-month period, subject to applicable securities laws.  The Buyer shall inform each Selling Shareholder that continues to hold Buyer Common Shares of any such Suspension Period and will instruct such holders (and each such Selling Shareholder agrees) not sell any Buyer Common Shares pursuant to the Registration Statement until such Selling Shareholder is advised in writing by Buyer that the use of the applicable prospectus may be resumed.  In no event shall the Buyer be deemed to be in breach of its obligations in this Section 6.13 if Deloitte & Touche fails or refuses to provide its consent, in substantially the form attached to this Agreement as Schedule 6.13, to the incorporation by reference in the Registration Statement of its report dated February 28, 2011 with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operation, shareholders’ equity and cash flow for each of the two (2) years in the two (2) year period ending December 31, 2010; unless any such failure or refusal is due solely to the Company’s failure to pay amounts that are validly due and owing to Deloitte & Touche.

(b)           If the Registration Statement ceases to be effective for any reason at any time during the Effective Period, the Buyer shall use its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof.

(c)           At least seven (10) Business Days prior to the first anticipated filing date of any Registration Statement, Buyer shall notify each Selling Shareholder and each Liquidation Event Participant receiving Buyer Common Stock of the anticipated filing date of the Registration Statement.  Each Selling Shareholder shall provide a completed Selling Shareholder Questionnaire in the form attached hereto as Exhibit B, and such other information requested by Buyer for the purpose of registration, to Buyer at least four (4) Business Days prior to the first anticipated filing date of such Registration Statement in order for such Selling Shareholder to have any shares of Buyer Common Stock included in the Registration Statement.  Buyer shall not have any obligation to register the Buyer Common Stock pursuant to this Agreement or otherwise with respect to any Selling Shareholder that does not comply with the terms and conditions of this Agreement.  Each Selling Shareholder agrees to cooperate with Buyer as reasonably requested by Buyer in connection with the preparation and filing of a Registration Statement hereunder, unless such Selling Shareholder has notified Buyer in writing of its election to exclude all of its shares of Buyer Common Stock from such Registration Statement.

(d)           Promptly following the request of any Selling Shareholder or Liquidation Participant to sell any shares of Buyer Common Stock pursuant to the effective Registration

Statement or an applicable valid exemption therefrom, Buyer will remove any restrictive legend which Buyer may have placed on the certificates representing such shares.

(e)            Buyer agrees to indemnify and hold harmless the Selling Shareholders and Liquidation Payment Participants and, where applicable, their respective directors and officers and any Person who controls such Selling Shareholders within the meaning of Section 15 of the Securities Act or Section 20 of the  Exchange Act and the successors and assigns of all of the foregoing Persons from any and all losses directly or indirectly caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus or prospectus supplement and, if applicable and permitted to be used in connection with any transaction, any free writing prospectus, relating to the Registration Statement, including in each case, any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (each , a “Violation”), provided, however, that Buyer shall not be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Selling Shareholder or Liquidation Payment Participant.

(f)            Each of the Selling Shareholders and Liquidation Payment Participants, severally and not jointly, shall indemnify and hold harmless Buyer and, where applicable, its directors and officers and any Person who controls Parent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the successors and assigns of all of the foregoing Persons, from any and all losses directly or indirectly caused by any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Selling Shareholder or Liquidation Payment Participant , relating to such Selling Shareholder or Liquidation Payment Participant and the ownership of its shares of Buyer Common Stock under an instrument duly executed by such Selling Shareholder or Liquidation Payment Participant and stated to be specifically for use in connection with such registration.

ARTICLE 7

CONDITIONS PRECEDENT

7.1.          Conditions to Each Party’s Obligations.  The obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement or the other Transaction Documents shall be subject to the satisfaction of the following conditions:

(a)           No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or the other Transaction Documents shall be in effect.  No proceeding initiated by any Governmental Authority seeking an injunction to restrain or prohibit the consummation of the transactions contemplated by this Agreement or the other

Transaction Documents shall be pending.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts in any material manner or makes illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(b)           All consents, waivers, authorizations and approvals legally required from all Governmental Authorities to consummate the transactions contemplated by this Agreement or the other Transaction Documents, without the imposition of conditions or requirements on Buyer and its Subsidiaries, except for the standard conditions of the OCS Undertaking (as defined below) , shall have been obtained and shall remain in full force and effect as of the Closing Date.

7.2.          Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Buyer:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects.

(b)           Reserved.

(c)           Representations and Warranties of Selling Shareholders; Performance of Obligations of the Selling Shareholders.  The representations and warranties of the Selling Shareholders set forth in this Agreement shall be true and correct as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date, and the Selling Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(d)           No Material Adverse Effect.  From and after the Agreement Date, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on the Company.

(e)           Delivery of Share Certificates.  The Selling Shareholders shall have delivered to Buyer all outstanding share certificates representing all of the Company Shares (or an affidavit of lost certificate relating to such share certificates duly executed by such Selling Shareholder) and executed share transfer deeds transferring the Company Shares to the Buyer form and substance reasonably satisfactory to Buyer.

(f)            Register of Shareholders. The Company shall have registered the transfer of the Company Shares to the Buyer in the Register of Shareholders of the Company and provided a copy thereof to the Buyer, which shall show that Buyer is the sole holder of all issued and outstanding share capital of the Company.

(g)           Liquidation Event Participant Acknowledgment. All of the Liquidation Event Participants shall have executed and delivered a Liquidation Event Participant Acknowledgement.

(h)           General Waiver and Release. True and correct copies of a waiver and release in the form provided by the Buyer shall have been executed by each Selling Shareholder.

(i)            Non-competition Arrangements. Non-competition agreements will have been entered into with the Key Employees on terms satisfactory to Buyer.

(j)            Consents.  Buyer shall have received from the Company duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Section 3.5 of the Company Disclosure Schedule, including consents from the appropriate Selling Shareholders and members of the Board of Directors as provided in the Company Charter.

(k)           Resignations of Directors and Officers.  The persons holding the positions of a director or officer of the Company or any Subsidiary, in office immediately prior to the Closing, shall have resigned from such positions in writing effective as of the Closing by providing a resignation letter in the form provided by the Buyer.

(l)            Spreadsheet; Initial Closing Statement. Buyer shall have received the Spreadsheet and Initial Closing Statement from the Company; provided, however, that such receipt shall not be deemed to be an agreement by Buyer that the Spreadsheet or Initial Closing Statement is accurate and shall not diminish Buyer’s remedies hereunder if the Spreadsheet or Initial Closing Statement is not accurate.

(m)          Opinion of the Company’s Counsel.  Buyer shall have received an opinion dated the Closing Date of Goldfarb Seligman & Co. counsel to the Company, in form and substance satisfactory to the Buyer.

(n)           Proprietary Agreements. A proprietary information and inventions assignment agreement in the Company’s standard form shall have been executed and delivered by each person who is an employee of the Company or any Subsidiary as of immediately prior to the Closing, to the extent not signed by the employee in the framework of his/her employment agreement.

(o)           Positive Cash Consideration; Estimated Closing Net Cash.  The calculation of Total Cash Consideration in accordance with the definition thereof shall not result in a negative number.  The Estimated Closing Net Cash shall not be less than the Estimated Closing Debt (excluding the Shareholder Debt).

(p)           Designated shareholder Agreements.  Each of the Designated Shareholders shall have executed and delivered a Designated Shareholder Agreement.

(q)           Escrow Agreement.  The Representative, Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

7.3.          Conditions to Obligations of the Company and the Selling Shareholders.  The obligation of the Company and the Selling Shareholders to effect the Share Purchase and the other transactions contemplated hereby is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of Buyer set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Agreement Date and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the Shareholder’s legal counsel shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

(b)           Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Shareholder’s legal counsel shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

(c)           Escrow Agreement.  The Representative, Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(d)           Chief Scientist.  The Buyer shall have signed an investor undertaking as required by the OCS (the “OCS Undertaking”).

ARTICLE 8

INDEMNIFICATION

8.1.          Escrow Shares.

(a)           Each Indemnifying Selling Shareholder hereby agrees that, notwithstanding anything in this Agreement or otherwise to the contrary, the Escrow Shares shall be delivered by Buyer at the Closing to the Escrow Agent, for deposit into an escrow fund and shall be held by the Escrow Agent in accordance with this Article 8 and the Escrow Agreement.

(b)           The Escrow Shares shall be held in escrow and shall be available to compensate the Buyer Indemnitees as provided in this Article 8.  To the extent not used for such purposes, such funds shall be released as and when required by the Escrow Agreement.  In all cases in which Escrow Shares are released by the Escrow Agent in satisfaction of Claims made by the Buyer under this Section 8, such Escrow Shares shall be deemed to have a value equal to the Buyer Common Stock Value.

8.2.          Survival of Representations and Warranties and Agreements.  All representations, warranties and covenants of Buyer, the Company and each Selling Shareholder contained in this Agreement shall survive the Closing, regardless of any investigation made by or on behalf of any other Party or the knowledge of any of its Affiliates, officers, directors, employees, agents or representatives and shall continue thereafter in full force and effect.  The representations and warranties set forth in this Agreement shall survive thereafter as follows:  (a) the representations and warranties of the Company set forth in Sections 3.1 (Organization; Good Standing; Qualification and Power), 3.3 (Company Shares; Securities) 3.4 (Authority), 3.8 (Tax and Tax Returns), and 3.10 (Intellectual Property), the representations and warranties of the

Selling Shareholders set forth in Sections 4.1 (Title; Absence of Certain Contracts), 4.2  (Power and Authority), and the representations and warranties of Buyer set forth in Sections 5.1 (Organization; Good Standing; Qualification and Power) and 5.2 (Authority) (collectively, the “Fundamental Representations”), shall survive (i) until the third (3rd) anniversary of the Closing Date, in the case of Section 3.10 (Intellectual Property) and (ii) until expiration of the applicable statute of limitations, in the case of all other Fundamental Representations and (b) all other representations and warranties set forth in this Agreement (the “General Representations”) shall survive until the Expiration Date.  Notwithstanding the foregoing, no right to indemnification pursuant to Article 8 in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration of the survival period of such representation or warranty shall be affected by the expiration of the survival period of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Buyer Indemnities (as defined below) under this Article 8 or otherwise to seek recovery of Damages (as defined below) arising out of any fraud, willful breach or intentional misrepresentation by the Company or any Selling Shareholder until the expiration of any applicable statute of limitations with respect thereto.  Following the Closing, all covenants of the Parties shall expire and be of no further force or effect except to the extent such covenants provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to Article 8 in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.

8.3.          Selling Shareholders’ Agreement to Indemnify.  From and after the Closing, each Indemnifying Selling Shareholder agrees, severally and not jointly, based on its Indemnity Share, to indemnify Buyer and its Affiliates, stockholders, officers, directors, employees, successors and assigns (collectively, the “Buyer Indemnitees”) against, and hold the Buyer Indemnitees harmless from, any and all Liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and other reasonable professional and expert fees) but not including punitive damages (except to the extent awarded in a Third-Party Claim), (collectively “Damages”) paid, suffered or incurred by any of them in investigating, preparing, defending, acknowledging, satisfying or settling any threatened or actual demand, charge, complaint, hearing, investigation, claim, suit, action, order, decree, judgment, ruling or proceeding (a “Claim”) asserted against, resulting from, imposed upon, or incurred or suffered by any of Buyer Indemnitees which results from, arises out of or is caused by:

(a)           any breach of any of the representations and warranties of the Company made in Article 3 of this Agreement (including the Company Disclosure Schedule);

(b)           any breach of any of the representations and warranties of such Indemnifying Selling Shareholder made in Article 4 of this Agreement.

(c)           any breach of or default in connection with any covenant or agreement made by the Company or of such Indemnifying Selling Shareholder in this Agreement;

(d)           any Taxes of the Company relating to either (i) any taxable period ending on or before the Closing Date or (ii) with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date;

(e)           any inaccuracies in the Spreadsheet or inaccuracies or errors in the Certificate of Indebtedness or the Certificate of Transaction Expenses; and

(f)            any matters relating to the Liquidation Event Payment and/or the participation or rights of any Person in respect thereof.

provided, however, that (i) (A) the maximum aggregate Liability of the Indemnifying Selling Shareholders, and the maximum aggregate amount to which all Buyer Indemnitees will be entitled to receive, calculated on an aggregate basis, in respect of any Damages or Claims asserted under Section 8.3(a) or (b) with respect to a breach of any General Representation shall be limited to the Escrow Shares and (B) each Indemnifying Selling Shareholder’s Liability in respect of any breach by the Company of any General Representation shall be limited to such Indemnifying Party’s Indemnity Share multiplied by the aggregate amount of Escrow Shares; (ii) (A) the maximum aggregate Liability of the Indemnifying Selling Shareholder, and the maximum aggregate amount to which all Buyer Indemnitees will be entitled to receive, calculated on an aggregate basis, in respect of any Damages or Claims asserted under Section 8.3(a) or 8.3(b) with respect to a breach of any breach of a Fundamental Representation by the Company, any Claim asserted under 8.3(c), 8.3(d), 8.3(e) or 8.3(f) shall be limited to the aggregate value of the Total Consideration received by the Indemnifying Selling Shareholders (based on the Buyer Common Stock Value) and each Indemnifying Selling Shareholder’s maximum indemnification obligation in respect of any such claims shall be limited to such Indemnifying Party’s Ratable Share of the Total Consideration (based on the Buyer Common Stock Value), (iii) no Indemnifying Selling Shareholder will be obligated to indemnify Buyer Indemnitees in respect of any Claim asserted under Sections 8.3(a) or 8.3(b) for breaches of the General Representations (A) if the Damages in respect of such Claim or series of related Claims does not exceed $10,000, (iv) no Indemnifying Selling Shareholder will be obligated to indemnify Buyer Indemnitees in respect of any Claim asserted under Sections 8.3(a) or 8.3(b) for breaches of the General Representations until the aggregate Damages suffered by Buyer Indemnitees as a result of all such breaches or Claims in respect of which Buyer Indemnitees shall be entitled to indemnification hereunder for all Damages incurred in respect thereof exceeds $75,000 (the “Basket”), and then only to the extent that such Damages exceed the Basket; and (iv) there shall be no limitation on the total recovery of Buyer Indemnitees from any Selling Shareholder for indemnification under this Article 8 in the case of fraud, willful breach or intentional misrepresentation by such Selling Shareholder.  In addition, under no event will Selling Shareholder be liable whatsoever for a breach by another Selling Shareholder of such other Selling Shareholder’s representations, warranties,  covenants and/or fraud.

The parties hereby acknowledge and agree that for purposes of this Section 8, (i) Materiality Qualifiers are to be used solely for the purpose of determining whether a breach of a representation or warranty has occurred, and (ii) once a breach has occurred, the Materiality Qualifiers shall be ignored and the applicable Damages shall be calculated without regard to any Materiality Qualifiers contained in any such breached representation or warranty.

Furthermore, any calculation of Damages for purposes of this Section ARTICLE 8 shall be net of (i) the value of any insurance recovery actually received by Buyer or the Company with respect to a Claim for which indemnification is sought, (ii) the value of any monies received by Buyer or the Company pursuant to indemnification obligations of third parties relating to the Claim for which indemnification is sought, and (iii) reduced to take account of the value of any net Tax benefit actually realized by Buyer or the Company as a result of any such Damages, in each case, only to the extent that such recovery, amounts or benefits are actually realized prior to the Damages in question are determined to be payable in accordance with this Section 8.

8.4.         Notice of Claim.

(a)           As used in this Section 8.4(a), the term “Claim” means a claim for indemnification of Buyer Indemnitees for Damages under this Article 8.

(b)           Buyer may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Buyer Indemnitees (a “Notice of Claim”), to the Representative after Buyer becomes aware of the existence of any potential claim by any Buyer Indemnitees for indemnification from the Indemnifying Selling Shareholders under this Article 8 (including the assertion, whether orally or in writing, against Buyer or any of the Buyer Indemnitees of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Buyer or such other Buyer Indemnitee (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 8.3).

(c)           Each Notice of Claim by Buyer given pursuant to this Section 8.4 shall contain the following information:

(i)            that Buyer or another Buyer Indemnitee has directly or indirectly incurred, paid or properly accrued or, in good faith, reasonably believes it could have to directly or indirectly incur, pay or accrue, Damages in an aggregate stated amount arising from such Claim (which amount may be an estimated amount and may be the amount of damages claimed by a third party in an action brought against any Buyer Indemnitee based on alleged facts, which if true, would give rise to liability for Damages to such Buyer Indemnitee under this Article 8); and

(ii)           a description, in reasonable detail (to the extent reasonably available to Buyer), of the facts, circumstances or events giving rise to the alleged Damages based on Buyer’s good faith reasonable belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Buyer) and copies of any formal demand or complaint, the amount of Damages (to the extent known), or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

8.5.         Defense of Third-Party Claims.

(a)           Buyer shall determine and conduct the defense or settlement of any Third-Party Claim, and the costs and expenses incurred by Buyer in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Buyer may seek indemnification pursuant to a Claim made by any Buyer Indemnitees hereunder.

(b)           The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Buyer Indemnitees and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.  Subject to the limitations set forth in the immediately preceding sentence, the Representative shall have the right to participate in such proceedings related to a Third-Party Claim at their own expense, but control of such proceeding shall remain exclusively with Buyer. Buyer shall not settle an Indemnified Claim without the consent of the Representative, such consent not to be unreasonably withheld, conditioned or delayed.

8.6.         Resolution of Claim.

(a)           If within thirty (30) days after a Notice of Claim is received by the Representative, the Representative does not give written notice to the Buyer (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Shares) contesting the basis for, or the amount of, such claim (the “Contest Notice”), the Representative shall be conclusively deemed to have consented, on behalf of the Indemnifying Selling Shareholders, to the recovery of the full amount of Damages (subject to the limits contained in this Article 8) specified in the Notice of Claim in accordance with this Article 8 including the forfeiture of all or a portion of the Escrow Shares, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Selling Shareholders for such amount in any court having jurisdiction over the matter where venue is proper.

(b)           If Representative and Buyer are unable to agree to a resolution of any Claim within thirty (30) days after Buyer’s receipt of a Contest Notice, then such Claim shall be resolved by either (i) a written settlement agreement or memorandum executed by Buyer and the Representative (a copy of which shall be furnished to the Escrow Agent) or (ii) a final non-appealable judgment by a court of competent jurisdiction.

8.7.         Other Selling Shareholders.  Other than as set forth in section 8.7, notwithstanding anything in the Transaction Documents to the contrary, neither any of the Other Selling Shareholders nor any of their respective Affiliates, directors, officers, shareholders, successors and/or assignees (that are not Indemnifying Selling Shareholders) shall be liable for any Claims and/or Damages asserted against, imposed upon or incurred by the Buyer Indemnitees pursuant to or in connection with any of the Transaction Documents. From and after the Closing, each Other Selling Shareholder agrees to indemnify the Buyer Indemnitees against, and hold the Buyer Indemnitees harmless from, any and all Damages paid, suffered or incurred by any of them in investigating, preparing, defending, acknowledging, satisfying or settling any Claim asserted against, resulting from, imposed upon, or incurred or suffered by any of Buyer Indemnitees which results from, arises out of or is caused by (i) any breach of any of the representations and warranties of such Other Selling Shareholder made in Article 4 of this Agreement or (ii) any breach of or default in connection with any covenant or agreement made by such Other Selling Shareholder in this Agreement; provided, however, that the maximum aggregate liability of each of the Other Selling Shareholders, and the maximum aggregate amount to which all Buyer Indemnitees will be entitled to receive, calculated on an aggregate basis, in respect of any Damages or Claims asserted under Section 8.7 from a given Other Selling Shareholder shall be limited to the value of Shareholder Debt repaid to such Other Selling Shareholder at the Closing (based on the Buyer Common Stock Value). Each of the Other

Selling Shareholders will be liable only for itself and in no event will be liable for a breach by another Other Selling Shareholder.

8.8.         Representative.

(a)           Upon execution of this Agreement, the Selling Shareholders shall be deemed, for themselves and their personal representatives and other successors, to have constituted and appointed, effective from and after the Closing Date, P. Weinberg &Co., as the Representative to take all action on behalf of the Selling Shareholders required or permitted under this Agreement (including, without limitation, giving and receiving of all notices and consents and the execution and delivery of all documents, including any amendments of any non-material term or provision of this Agreement, and the execution and delivery of any agreements and releases in connection with the settlement of any dispute or claim under Article 8 hereof).

(b)           In the event of the death, physical or mental incapacity or resignation of the Representative or a vacancy for any other reason, the Selling Shareholders are authorized to and shall promptly appoint a substitute Representative) and shall advise Buyer promptly thereof. The Representative may consult with professional advisors of his choice.  The Representative shall not be responsible for the genuineness or validity of any document and shall have no liability for acting in accordance with any written instructions given to him and believed by him to be signed by the proper parties.  The Representative shall be entitled to recover the amount of all expenses incurred by the Representative in performing his duties (including fees and expenses of professional advisors).

8.9.         Exclusive Remedy.  If the Closing occurs, except with respect to: (i) fraud, willful breach or intentional misrepresentation; or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance, the rights to indemnification set forth in this Article 8 will be Buyer’s, or any of Buyer Indemnitees’, sole remedy under the terms of this Agreement, under law or otherwise, including for Damages with respect to the breach of any representation, warranty or covenant by the Selling Shareholders contained in this Agreement.

8.10.       Treatment of Selling Shareholder Indemnification Payments.  Any indemnification payment paid to a Buyer Indemnitee pursuant this Article 8 shall be treated as a reduction in the Total Consideration to the maximum extent permitted by law.

8.11.       Enforcement.  The provisions of this Article 8 are intended for the benefit of, and shall be enforceable by, each of the Buyer Indemnities and their respective successors and permitted assigns.

ARTICLE 9

RESERVED.

ARTICLE 10

MISCELLANEOUS

10.1.       Governing Law; Jurisdiction; Waiver of Jury Trial.  The internal laws of State of New York, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Unless otherwise expressly stated herein, state or federal courts in the Borough of Manhattan, New York City, New York shall have exclusive jurisdiction over any dispute or claim in connection with this Agreement and no other court shall have jurisdiction over any such matter.  Each party agrees that service of process on such party as provided in Section 10.9 shall be deemed effective service of process on such party.

10.2.       Assignment; Binding Upon Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of Buyer including any successor to, or assignee of, all or substantially all of the business and assets of Buyer.  Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any assignment in violation of this provision shall be void.

10.3.       Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.4.       Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.  This Agreement may be executed and delivered by one party hereto to the other parties hereto by facsimile or e-mail transmission of a photocopy of the original signature page hereto, and upon receipt of such facsimile or e-mail transmission will be deemed to have the same effect as if the original signature had been delivered to the other parties.  The parties shall endeavor to exchange the original signature copies, but the failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

10.5.       Other Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

10.6.       Amendments and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by Buyer, the Company and the Representative (on behalf of the Selling Shareholders).  The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time prior to the Closing, each of the Company, Buyer and the Representative (on behalf of the Selling Shareholders) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein.  No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted.  The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

10.7.       Expenses.  Except as expressly provided otherwise herein, whether or not the Share Purchase and the other transactions contemplated hereby are successfully consummated, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Share Purchase and the transactions contemplated hereby.

10.8.       Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).  The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.9.       Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile or electronic mail and followed by certified first class mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile or electronic mail, seven business days after mailing if sent by mail, and two business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.9:

If to Buyer:

Wave Systems Corp.
480 Pleasant Street
Lee, Massachusetts 02138
Attention:  Steven K. Sprague
Facsimile No.:  (413) 243-0391

and with a copy

Yigal Arnon & Co.
22 Rivlin Street
Jerusalem 94263 Israel
Attention: Barry Levenfeld, Advocate
Facsimile No.: +972-2-623-9236

and to

Bingham McCutchen LLP
399 Park Avenue
New York, New York  10022
Attention:  Neil W. Townsend, Esq.
Fax:  (212) 752-5378

If to any Selling Shareholder or the Representative:

c/o P. Weinberg & Co. Law Office:
1 Azrieli Center, 20th Floor
Round Building
Tel Aviv, 67021
Israel
Attention:  Paul Weinberg, Adv.
Facsimile No.:  +972-3-609-1024

with a copy (which shall not constitute notice) to:

Goldfarb Seligman & Co.
23 Menachem Begin Rd.
Tel Aviv, 66184
Israel
Attention:  Sharon Gazit
Facsimile No.:  +972-3-710-1699

and as of October 4, 2011:

Goldfarb Seligman & Co.

Electra Building; 98 Yigal Alon St.

Tel Aviv, 67891

Israel
Attention:  Sharon Gazit
Facsimile No.:  +972-3-710-1699

If to Company:

c/o Wave Systems Corp.

80 Pleasant Street Lee, Massachusetts 02138
Attention:  Steven K. Sprague
Facsimile No.:  (413) 243-0391

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP
399 Park Avenue
New York, New York  10022
Attention:  Neil W. Townsend, Esq.
Fax:  (212) 752-5378

10.10.     Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated.  The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.11.     Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement, except that Article 8 is intended to benefit the Buyer Indemnities.

10.12.     Public Announcement.  Following the Agreement Date, Buyer and Selling Shareholders may issue such press releases, and make such other public disclosures regarding the Share Purchase or the other transactions contemplated hereby, as it determines are required or deems appropriate.

10.13.     Entire Agreement.  This Agreement, the exhibits and schedules hereto, the related agreements to which any Selling Shareholder is a party constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the NDA.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.14.     Waiver Of Jury Trial.  EACH OF BUYER, THE COMPANY, THE SELLING SHAREHOLDERS AND THE REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE)

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER, THE COMPANY, THE SELLING SHAREHOLDERS, AND THE REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Share Purchase Agreement to be executed on its behalf as of the day and year first above written.

/s/ Gerard T. Feeney	/s/ Gil Sever
WAVE SYSTEMS CORP.	SAFEND LTD.

BY: Gerard T. Feeney	BY:

TITLE: Chief Financial Officer	TITLE:

/s/ Paul Weinberg
P. WEINBERG & CO. (IN ITS CAPACITY AS SHAREHOLDERS’ REPRESENTATIVE)

BY:

TITLE:

/s/ Eyal Kaplan	/s/ Eyal Kaplan
WALDEN ISRAEL VENTURES III, L.P.	WALDEN ISRAEL VENTURES III (NQP), L.P.

BY:	BY:

TITLE:	TITLE:

/s/ Eyal Kaplan	/s/ Eyal Kaplan
WIV-ISRAEL SIDE FUND III	WIV-ISRAEL SIDE FUND III (G.M.L.T)

BY:	BY:

TITLE:	TITLE:

/s/ Eyal Kaplan	/s/ Eric Samuels
WALDEN ISRAEL VENTURES III (CEO AND INDUSTRY EXECUTIVES SIDE FUND), L.P.	MIDDLEFIELD VENTURES, INC.

BY:	BY:

TITLE:	TITLE:

/s/ Abdul Guefor	/s/ Abdul Guefor
INTEL CAPITAL CORPORATION	INTEL CAPITAL (CAYMAN) CORPORATION

BY:	BY:

TITLE:	TITLE:

/s/ Ari Bronshtein and Yaron Elad	/s/ Brevan Howard
ELRON ELECTRONIC INDUSTRIES LTD.	BREVAN HOWARD MASTER FUND LIMITED

BY:	BY:

Title:	TITLE:

/s/ Ben Rabinowitz	/s/ Ben Rabinowitz
AMITI VENTURES I L.P.	AMITI VENTURES II L.P.

BY:	BY:

TITLE:	TITLE:

/s/ Gil Sever	/s/ Gil Sever
CRID LTD.	GIL SEVER

BY:

TITLE:

Exhibit A

Selling Shareholders

Walden Israel Ventures III, L.P.

Walden Israel Ventures III (NQP), L.P.

WIV-Israel Side Fund III

WIV-Israel Side Fund III (G.M.L.T)

Walden Israel Ventures III (CEO and Industry Executives Side Fund), L.P.

Middlefield Ventures, Inc.

Intel Capital Corporation

Intel Capital (Cayman) Corporation

Elron Electronic Industries Ltd.

Brevan Howard Master Fund Limited

Amiti Ventures I L.P.

Amiti Ventures II L.P.

Crid Ltd.

Gil Sever

Exhibit B

Wave Systems Corp.

Questionnaire for Selling Stockholders

In connection with the Share Purchase Agreement (the “Purchase Agreement”) by and between Wave Systems Corp. (“Wave”), Safend, Ltd. (the “Company”), the shareholders of the Company party thereto and P. Weinberg &Co., as Representative of the shareholders party thereto, Wave is preparing a Registration Statement on Form S-3 to register your resale of the equity consideration received by you pursuant to the terms of the Purchase Agreement.  The attached Questionnaire will be used in completing the Registration Statement to be filed by Wave.

The furnishing of accurate and complete responses to the questions posed and representations made in this Questionnaire are an extremely important part of the information to be included in the Registration Statement, or any amendment thereof, for filing with the Securities and Exchange Commission.  The inclusion of any inaccurate or incomplete disclosures in the Registration Statement could result in serious potential liabilities to Wave and to the individuals who furnish the information.  Therefore, you are asked to complete the Questionnaire with as much care, diligence and thoroughness as possible.

Unless stated otherwise, answers should be given as of the date you complete this Questionnaire.  If you are uncertain as to the meaning of any terms used in this Questionnaire, you should contact Gerard T. Feeney of Wave at (413) 243-1600.  Please return the completed Questionnaire by fax or other electronic transmission (with the original signed copy to follow by mail) no later than [                  ], 2011 to:

[ ], Esq. Bingham McCutchen LLP 399 Park Avenue New York, NY 10022 212-705-7000 Fax: Email:	With a copy to:	Gerard T. Feeney Chief Financial Officer Wave Systems Corp. 480 Pleasant Street Lee, MA 01238 Fax: Email: jfeeney@wavesys.com

Please state the Selling Stockholder’s
name and mailing address:

Please answer the following questions:

(1)           Within the past three years, have you held any position or office or had any relationship (other than as a stockholder) with Wave or any of its affiliates(1)?

Yes ☐     No ☐

If yes, please describe.

(2)           Set forth below the number of shares of Class A Common Stock of Wave owned beneficially(2) by you (the “Shares”).  If the securities are held in more than one name, please indicate the number of securities held under each such name.

Number of Shares:

(3)           Specifically describe how many of the Shares beneficially owned by you at present are listed as beneficially owned because you have the right to acquire beneficial ownership of such shares pursuant to an option, warrant, right, power of conversion or pursuant to the power to revoke a discretionary trust.

Answer:

(4)           Please state below (i) the number of Shares with respect to which you have sole voting power,(3) (ii) the number of Shares with respect to which you have shared voting power,(4) (iii) the number of Shares with respect to which you have sole investment power,(5) and (iv) the number of Shares with respect to which you have shared investment power.(6)

(1)           sole voting power

(2)           shared voting power

(3)           sole investment power

(4)           shared investment power

(5)           If any of such Shares have been pledged or otherwise deposited as collateral or are the subject matter of any voting trust or other similar agreement or of any contract providing for the sale or other disposition of such Shares, please give the details thereof.

Answer:

(6)           Do you wish to disclaim beneficial ownership of any of the Shares reported in response to Question 2?

Answer:

If the answer is “Yes”, please furnish the following information with respect to the person or persons who should be shown as the beneficial owner(s) of the Shares in question.

(1)  Please refer to the definition of affiliate in Appendix A hereto.

(2)  Please refer to the definition of affiliate in Appendix A hereto.

(3)  Please refer to the discussion on voting power in the definition of beneficial ownership in Appendix A.

(4)  Please refer to the discussion on voting power in the definition of beneficial ownership in Appendix A.

(5)  Please refer to the discussion on investment power in the definition of beneficial ownership in Appendix A.

(6)  Please refer to the discussion on investment power in the definition of beneficial ownership in Appendix A.

Name and Address of Actual Beneficial Owner	Relationship of Such Person to You	Number of Share Beneficially Owned

(7)           Please state the nature of any family relationships you have with any other stockholder, officer or director of Wave.  If you have such a relationship, please state whether that person lives in your house.

	Nature of	Member of
Name	Relationship	Household?

(8)           Please state the number of Shares to be offered pursuant to the Registration Statement:

ALL           If less than ALL, number of Shares to be Offered:

(9)           Attached as Appendix B hereto is a draft of the “Plan of Distribution” section of the Registration Statement.  Do you propose to offer or sell any Shares by means other than those described in Appendix B?

Yes ☐     No ☐

If yes, please describe.

(10)         Do you currently have specific plans to offer any Shares through the selling efforts of brokers or dealers?

Yes ☐     No ☐

If yes, briefly describe the terms of any agreement, arrangement or understanding, entered into or proposed to be entered into with any broker or dealer, including any discounts or commissions to be paid to dealers.

(11)         Are any of the Shares to be offered otherwise than for cash?

Yes ☐     No ☐

If yes, please describe.

(12)         Are any finders to be involved in the offering or sale of any of the Shares?

Yes ☐     No ☐

If yes, please describe.

I UNDERSTAND THAT WAVE ANTICIPATES FILING THE REGISTRATION STATEMENT ON FORM S-3 ON OR ABOUT [                      ], 2011. IF, AT ANY TIME PRIOR TO SUCH FILING, ANY OF THE INFORMATION SET FORTH IN MY RESPONSES TO THIS QUESTIONNAIRE HAS CHANGED DUE TO PASSAGE OF TIME, OR ANY DEVELOPMENT OCCURS WHICH REQUIRES A CHANGE IN ANY OF MY ANSWERS, OR HAS FOR ANY OTHER REASON BECOME INCORRECT, I AGREE IMMEDIATELY TO FURNISH TO THE INDIVIDUAL TO WHOM A COPY OF THIS QUESTIONNAIRE IS TO BE SENT, AS INDICATED AND AT THE ADDRESS SHOWN ON THE FIRST PAGE HEREOF, ANY NECESSARY OR APPROPRIATE CORRECTING INFORMATION.

OTHERWISE, WAVE IS TO UNDERSTAND THAT THE ABOVE INFORMATION CONTINUES TO BE, TO THE BEST OF MY KNOWLEDGE, AFTER DUE INQUIRY, INFORMATION AND BELIEF, COMPLETE AND CORRECT AS OF THE DATE HEREOF AND AS OF THE DATE OF SUCH FILING.

I UNDERSTAND THAT THE INFORMATION THAT I AM FURNISHING TO YOU HEREIN, WILL BE USED BY WAVE IN THE FILING OF THE REGISTRATION STATEMENT ON FORM S-3.

INDIVIDUAL	ENTITY

Entity Name:

By:
Signature	Name:
Title:

Name

Relationship to and position(s) by title with Wave and any subsidiary	Relationship to and position(s) by title with Wave and any subsidiary

Date: , 2011	Date: , 2011

Exhibit B

APPENDIX A

DEFINITIONS

(1)           Affiliate of a specified person (as defined below), means a person who directly or indirectly through one or more intermediaries, controls (as defined below), or is controlled by, or is under common control with, the person specified.

(2)           Beneficial, or beneficially, as applied to the ownership of securities, has been defined by the Securities and Exchange Commission to mean the following:

A beneficial owner of a security includes any person (as defined below) who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares “voting power” and/or “investment power”.  Voting power includes the power to vote, or to direct the voting of, such security; investment power includes the power to dispose, or to direct the disposition, of such security.

Note that more than one person may have a beneficial interest in the same securities; one may have voting power and the other may have investment power.

Even if a person, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership to avoid the reporting requirements of section 13(d) of the Securities Exchange Act, he will still be deemed to be the beneficial owner of such security.

A person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days, including but not limited to any right to acquire:  (i) through the exercise of any option, warrant or right; (ii) through the conversion of a security; (iii) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or (iv) pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

A member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities and, pursuant to the rules of such exchange, may direct the vote of such securities, without instruction, on other than contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, but is otherwise precluded by the rules of such exchange from voting without instruction.

A person who in the ordinary course of business is a pledgee of securities pursuant to a bona fide pledge agreement will not be deemed to be the beneficial owner of such pledged securities merely because there has been a default under such an agreement, except during such time as the event of default shall remain uncured for more than 30 days or at any time before a default is cured if the power acquired by the pledgee pursuant to the default enables him to change or influence control of the issuer.

A person may also be regarded as the beneficial owner of securities held in the name of his spouse, his minor children or other relatives of his or her spouse sharing his home, or held in a trust of which he is a beneficiary or trustee, if the relationships are such that he has voting power and/or investment power with respect to such securities.

If you have any reason to believe that any interest you have, however remote, might be described as a beneficial interest, describe such interest.

(3)           Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(4)           Person includes two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, or disposing of securities of an issuer.

2

Exhibit B

APPENDIX B

PLAN OF DISTRIBUTION